SCHEDULE 14A
                  SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a)
           of the Securities Exchange Act of 1934
                    (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or
     240.14a-12


                  AMERICAN FINANCIAL CORPORATION
      (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

          Title of each class of securities to which transaction applies:

          Aggregate number of securities to which
          transaction applies:

          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
          0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

          Proposed maximum aggregate value of transaction:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

                 AMERICAN FINANCIAL CORPORATION

                     One East Fourth Street
                     Cincinnati, Ohio 45202




            Notice of Annual Meeting of Shareholders
                       and Proxy Statement



                   To be Held on May 19, 1999


Dear Shareholder:

      We invite you to attend our Annual Meeting of Shareholders on Wednesday, May 19, 1999, in Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have an opportunity to meet your directors and executives.

      This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

      Even  if  you own only a few shares of Series  J  Preferred
Stock,  we want your shares to be represented at the meeting.   I
urge you to complete, sign, date and return your proxy card promptly.

      Our proxy statement has a new look this year. We hope that you find it easy to read and understand.

                              Sincerely,



                              Carl H. Lindner
                              Chairman of the Board and
                                   Chief Executive Officer


Cincinnati, Ohio
April 16, 1999




            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                OF AMERICAN FINANCIAL CORPORATION


       Date:        Wednesday, May 19, 1999

       Time:        10:30  a.m. Eastern Daylight  Savings
                    Time

       Place:       The Cincinnatian Hotel
                    Second Floor _ Filson Room
                    601 Vine Street
                    Cincinnati, Ohio

       Purpose:      Election of Directors
                      Conduct  other business if properly
                    raised

       Record       March  31, 1999  -  Only shareholders
       Date:        of record at the close of business on
                    that  date  are entitled  to  receive
                    notice of and to vote at the meeting.

       Mailing      The approximate mailing date of this
       Date:        proxy   statement  and   accompanying
                    proxy
                    form is April 16, 1999.

       AFG          The meeting will be held concurrently
       Meeting:     with  the meeting of shareholders  of
                    American   Financial   Group,    Inc.
                    ("AFG"),    the   Company's    parent
                    company.


 Your vote is important.  Please complete, sign, date and return your
     proxy card, which is the bottom portion of the enclosed
                        perforated form.





                        Table Of Contents


                                                        Page

     GENERAL INFORMATION                                   1

     ELECTION OF DIRECTORS                                 2

     PRINCIPAL SHAREHOLDERS                                2

     MANAGEMENT                                            3

     COMPENSATION                                          6

     COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS    12

     INDEPENDENT AUDITORS                                 12

     NOMINATIONS AND SHAREHOLDER PROPOSALS                12

     REQUESTS FOR FORM 10-K                               13

     CERTAIN FINANCIAL INFORMATION                       F-1


                       GENERAL INFORMATION


Record Date; Shares Outstanding

      As of March 31, 1999, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had outstanding two classes of voting securities, its common stock, no par value and its Series J Preferred Stock. At the Record Date, 10,593,000 shares of Common Stock were outstanding, all of which were held by AFG, and 2,886,161 shares of Preferred Stock were outstanding. Each share of outstanding common stock and preferred stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions and broker non-votes will have no effect on any item voted on at the Meeting.

Cumulative Voting

      Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to an executive officer of the Company not less than 48 hours before the time fixed for the holding of the meeting.

Proxies

      If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

      Shareholders may vote in person or by proxy at the meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or shareholders may revoke their proxies by appearing at the meeting and voting in person.

      Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person, by facsimile or by telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their expenses in so doing.

Adjournment and Other Matters

      Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.

                PROPOSAL    ELECTION OF DIRECTORS

     The Board of Directors has nominated eight directors to hold office until the next annual meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

     The nominees for election to the Board of Directors are:

             Carl H. Lindner           Keith E. Lindner
             S. Craig Lindner          Carl  H.  Lindner III
             Theodore H. Emmerich      Thomas M. Hunt
             James E. Evans            William R. Martin

      All of these nominees were elected directors at the last annual meeting of shareholders of the Company held on May 28, 1998. See "Management" and "Compensation" below for information concerning the background, securities holdings, remuneration and other matters relating to the nominees.

     The Board of Directors recommends that shareholders vote FOR the election of these eight nominees as directors.


                     PRINCIPAL SHAREHOLDERS

     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding voting securities as of March 31, 1999:


    Name and Address      Amount and Nature      Percent of
   of Beneficial Owner           of          Voting Securities
                             Beneficial
                              Ownership
 ----------------------  ------------------   -----------------
American Financial           10,593,000            78.6%
 Group, Inc. (a)               shares
  One East Fourth Street      of Common
  Cincinnati, Ohio 45202       Stock


(a) Carl H. Lindner, S. Craig Lindner, Carl H. Lindner III, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") were the beneficial owners of approximately 45% of the voting stock of AFG at March 31, 1999. AFG and the Lindner Family may be deemed to be controlling persons of the Company.


                           MANAGEMENT

      The directors, nominees and executive officers of the Company are:

                                                       Director or
                        Age*           Position        Executive Since
                        ---- ------------------------- ---------------
Carl H. Lindner          79   Chairman of the Board and        1959
                               Chief Executive Officer
S. Craig Lindner         44   Co-President and  a Director     1979
Keith E. Lindner         39   Co-President and  a Director     1981
Carl  H.  Lindner  III   45   Co-President and  a Director     1980
Theodore  H. Emmerich    72   Director                         1988
James E. Evans           53   Senior Vice President and        1976
                              General Counsel and a Director
Thomas M. Hunt           75   Director                         1982
William R. Martin        70   Director                         1994
Keith A. Jensen          48   Senior Vice President            1999
Thomas  E.  Mischell     51   Senior Vice President - Taxes    1985
Fred J. Runk             56   Senior Vice President and
                                Treasurer                      1978
------------------
*As of March 31, 1999

      Carl H. Lindner (Chairman of the Executive Committee) Mr. Lindner is the Chairman of the Board and Chief Executive Officer of the Company. During the past five years, Mr. Lindner has also been Chairman of the Board and Chief Executive Officer of AFG. He is Chairman of the Board of Directors of American Annuity Group, Inc. and Chiquita Brands International, Inc. Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

      S. Craig Lindner (Member of the Executive Committee) Since March 1996, Mr. Lindner has served as Co-President and a director of the Company. For over five years, Mr. Lindner has been President of American Annuity Group, an 83%-owned subsidiary of AFC that markets tax-deferred annuities principally to employees of educational institutions and offers life and health insurance products. Mr. Lindner is also President of American Money Management Corporation, a subsidiary which provides investment services for the Company and its affiliated companies. Mr. Lindner is also a director of American Annuity Group and AFG.

      Keith E. Lindner (Member of the Executive Committee) Since March 1996, Mr. Lindner has served as Co-President and a director of the Company. In March 1997, Mr. Lindner was named Vice Chairman of the Board of Directors of Chiquita Brands International, a worldwide marketer and producer of bananas and other food products in which the Company has a 37.5% ownership interest. For more than five years prior to that time, Mr. Lindner had been President and Chief Operating Officer and a director of Chiquita. Mr. Lindner is also a director of AFG.

     Carl H. Lindner III (Member of the Executive Committee) Mr. Lindner was President of the Company from February 1992 until he became Co-President in March 1996. For approximately ten years, Mr. Lindner has been principally responsible for the Company's property and casualty insurance operations. Mr. Lindner is also a director of AFG.

      Theodore H. Emmerich (Chairman of the Audit Committee; Member of the Compensation Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFG, Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust.

      James  E. Evans  Since April 1995, Mr. Evans has served  as
Senior  Vice  President and General Counsel of the Company.   For
more than five years, he was Vice President and General Counsel of the Company. Mr. Evans is also a director of AFG.

      Thomas  M.  Hunt  (Member  of the  Compensation  Committee)
During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFG.

      William R. Martin (Chairman of the Compensation Committee; Member of the Audit Committee) During the past five years, Mr. Martin has been Chairman of the Board of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of American Annuity Group and AFG.

      Keith A. Jensen Mr. Jensen was named a Senior Vice President of the Company in February 1999. Since February 1997, he has also been Senior Vice President of American Annuity Group. For more than five years prior thereto he was a partner with Deloitte & Touche LLP, an independent accounting firm.

      Thomas E. Mischell is Senior Vice President - Taxes of  the
Company.   He  had served as a Vice President of the Company  for
over five years previously.

      Fred J. Runk is Senior Vice President and Treasurer of  the
Company.   He had served as Vice President and Treasurer  of  the
Company for more than five years previously.


Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires AFC's officers, directors and persons who own more than ten percent of AFC's voting stock to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filing requirements were met during 1998.

Securities Ownership

      The following table sets forth information, as of March 31, 1999, concerning the beneficial ownership of equity securities of the Company and its parent and subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company, its parent or any of its subsidiaries outstanding at March 31, 1999.

                  Amount and Nature of Beneficial Ownership (a)

    Name of         Shares of Common      Shares of Preferred
Beneficial Owner       Stock Held              Stock Held
----------------    ----------------       ------------------
Carl H. Lindner       10,593,000 (b)                  ---
Carl  H. Lindner III  10,593,000 (b)                  ---
S. Craig Lindner      10,593,000 (b)                  ---
Keith E. Lindner      10,593,000 (b)                  ---
Theodore H. Emmerich             ---                  ---
James E. Evans                   ---                  ---
Thomas M. Hunt                   ---                  ---
William R. Martin                ---           40,126 (c)
Martin

All directors         10,593,000 (b)           60,505 (d)
and executive
officers
as a group
(11 persons)

(a) Does not include the following ownership interests in American Annuity Group common stock: Messrs. Emmerich, Evans, Hunt, S.C. Lindner and Martin, and all directors and executive officers as a group beneficially own 1,561;
     19,638;    382;   69,008;   13,575   and   144,576   shares,
     respectively. Also excludes the following ownership of Chiquita common stock: Messrs. Emmerich, Evans, C.H. Lindner and K.E. Lindner, and all directors and executive officers as a group beneficially own 1,000; 3,835; 2,125,943; 15,748 and 2,355,302 shares, respectively. This table also excludes the beneficial ownership of shares of common stock of AFG, the Company's parent, as follows: Carl H. Lindner - 3,406,041 (5.8%); Carl H. Lindner III - 5,809,758 (9.8%); S.
     Craig Lindner - 5,732,121 (9.7%); Keith E. Lindner - 5,729,188 (9.7%); Mr. Emmerich - 21,288, Mr. Evans -
     222,518;  Mr.  Hunt - 20,499; Mr. Martin - 44,669;  and  all
     directors  and  executive officers as a group  -  21,413,171
     (35.7%).

(b) Represents shares held by AFG. The Lindner Family may be deemed to be the beneficial owners of these shares, which represent 100% of AFC common stock outstanding.

(c)  Represents 1.4% of the preferred stock outstanding.

(d)  Represents 2.1% of the preferred stock outstanding.


                          COMPENSATION

       The following table summarizes the aggregate cash compensation for 1998, 1997 and 1996 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 1998 (the "Named Executive Officers") as reported in the proxy statement for AFG's 1999 annual meeting. Such compensation includes amounts paid by AFC and AFG as well as its subsidiaries and certain affiliates during the years indicated.

                   SUMMARY COMPENSATION TABLE
                  -----------------------------
                                            Long-Term
                          Annual          Compensation
                       Compensation       -------------
                       ------------

      Name                                Other    Securities        All
       and                                Annual   Underlying     Other
    Principal     Year  Salary   Bonus  Compensati   Options  Compensation
    Position              (a)     (b)       on       Granted         (e)
                                            (c)       (# of
                                                   Shares) (d)
----------------- ------------  -------  --------   ---------   ------------
 Carl H. Lindner  1998 $968,000 $697,000  $190,000      ---      $   73,000
  Chairman of the 1997  957,000  370,000   107,000      ---          75,000
  Board and Chief 1996  913,000  900,000   156,000      ---         118,400
  Executive Officer

 Keith E. Lindner  1998 968,000  697,000    22,000   40,000          47,000
  Co-President     1997 957,000  370,000    14,000   50,000          31,000
                   1996 917,000  900,000    28,000      ---          31,000

 Carl H. Lindner   1998 968,000  697,000   128,000   40,000          34,000
   III             1997 957,000  370,000   117,000   50,000          34,000
  Co-President     1996 917,000  900,000   174,000      ---          60,500

 S. Craig Lindner  1998 968,000  697,000   184,000   40,000          33,000
  Co-President     1997 957,000  370,000   132,000   50,000          34,000
                   1996 917,000  900,000   137,000      ---          32,000

 James E. Evans    1998 968,000  670,000     4,000   35,000         787,000
  Senior Vice      1997 957,000  350,000     2,000   30,000         260,000
  President and    1996 917,000  639,000    14,000      ---          49,500
  General Counsel

(a)  This  column  includes salary paid by Chiquita  to  Carl  H.
     Lindner of $100,000 in 1998, and $200,000 in 1997 and  1996,
     and  to  Keith E. Lindner of $100,000 in 1998,  $381,000  in
     1997 and $900,000 in 1996.

(b)  Bonuses  are  for the year shown, regardless of  when  paid.
     Approximately one-fourth of the bonuses for each individual were paid in shares of AFG common stock.

(c) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft and automobile service as follows.

     Name                  Year     Insurance      Aircraft &
                                                   Automobile
     ------------------   -----    ----------     -----------
     Carl H. Lindner       1998     $16,000        $174,000
                           1997      19,000          88,000
                           1996      16,000         140,000

     Keith E. Lindner      1998      11,000          11,000
                           1997       6,000           8,000
                           1996      12,000          16,000

     Carl H. Lindner III   1998      28,000         100,000
                           1997      23,000          94,000
                           1996      19,000         155,000

     S. Craig Lindner      1998      43,000         141,000
                           1997      26,000         106,000
                           1996      23,000         114,000

     James E. Evans        1998          --           4,000
                           1997          --           2,000
                           1996          --          14,000


(d)  Represents options to purchase shares of AFG common stock.

(e) Includes Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance as set forth below. For Mr. Evans only, this column also includes a special 1998 cash bonus of $750,000.

                           AFG
                           Auxiliary  Retirement Savings   Director's Term
Name                 Year    RASP       Plan      Plan      Fees     Life
-----------------------------------------------------------------------

Carl H. Lindner      1998   $20,400    $9,600         -    $15,000  $28,000
                     1997    30,000         --   $2,000     15,000   28,000
                     1996    21,400   $55,000     4,500     14,500   23,000

Keith E. Lindner     1998    20,400     9,600    16,000        --     1,000
                     1997    30,000         --      --         --     1,000
                     1996    30,000         --      --         --     1,000

Carl  H. Lindner III 1998    20,400     9,600     2,000        --     2,000
                     1997    30,000        --     2,000        --     2,000
                     1996    30,000    28,500        --        --     2,000

S. Craig Lindner     1998    20,400     9,600     2,000        --     1,000
                     1997    30,000         --    2,000        --     2,000
                     1996    30,000         --       --        --     2,000

James E. Evans       1998    20,400     9,600     2,000        --     5,000
                     1997    30,000         --    2,000        --     5,000
                     1996    30,000         --       --     14,500    5,000

Stock Options

      The tables set forth below disclose AFG stock options granted to, or exercised by, the Named Executive Officers during 1998, as well as the number and value of unexercised options held by them at December 31, 1998.



                      OPTION GRANTS IN 1998
                             Individual Grants                   Potential
                                                                Realizable
                   Number of    Percent  Exercise             Value at Assumed
                  Securities      of      Price              Annual Rates of
                  Underlying     Total     per                  Stock Price
                    Options     Options   Share              Appreciation for
                                Granted   (fair                   Option
                                  to     market                  Term (b)
                                                            ------------------
                  Granted (a)   Employees value   Expira-
      Name       (# of shares)  in 1998   at date tion Date        5%              10%
                                            of
                                          grant)
----------------    ----   ----- -------- -------  -------    --------       ---------
Carl H. Lindner     -     -         -       -       -          -            -

Keith E. Lindner     AFG  40,000    8.6%    $42.06  3/20/08   $1,058,052    $2,681,312

S. Craig Lindner     AFG  40,000    8.6%    $42.06  3/20/08   $1,058,052    $2,681,312

Carl H. Lindner III  AFG  40,000    8.6%    $42.06  3/20/08   $1,058,052    $2,681,312

James E. Evans       AFG  35,000    7.5%    $42.06  3/20/08   $  925,796    $2,346,148

Stock Appreciation for All AFG
     Shareholders _ 58,612,176 shares  (c)                  $1,953,104,235 $4,331,586,337


(a) The options were granted under AFG's Stock Option Plan and cover AFG Common Stock. They vest (become exercisable) to the extent of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in the event of death or disability or in the event of involuntary termination of employment without cause within one year after a change of control of AFG.

(b)  Represents  the  hypothetical future values  that  would  be realizable  if all of the options were exercised immediately prior  to  their  expiration in 2008 and assuming  that  the market price of AFG's common stock had appreciated in  value through  the year 2008 at the annual rate of 5%  (to  $68.51 per share) or 10% (to $109.09 per share).  Such hypothetical future  values have not been discounted to their  respective present values, which are lower.

(c) On March 31, 1999, the closing price of AFG common stock on the New York Stock Exchange was $35.1875. The gain shown for All Shareholders is based on that share price increasing to the same prices shown for the above options at the option expiration dates (to $68.51 and $109.09 per share).



  AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION
                             VALUES

                                                Number of
                          Shares                Securities
                          Acquired              Underlying      Value of Unexercised
                           on             Unexercised Options  In-the-Money Options
                          Exercise              at Year End        at Year End (a)
                          --------- --------------------------- --------------------
                           (# of   Value    Exercis- Unexercis-  Exercis-    Unexercis-
      Name       Company  Shares)Realized     able      able       able         able
---------------  -------  ------ --------  --------   --------- ----------   ----------
Carl H. Lindner      AFG     -       -       51,818        -     $1,009,273      -
Carl H. Lindner III  AFG   5,455  $51,626   404,545     80,000   $7,913,930  $  312,800
S. Craig Lindner     AFG   5,455  $66,927   249,272    235,273   $4,821,552  $3,404,286
Keith E. Lindner     AFG   5,455  $50,281   244,545    240,000   $4,729,791  $3,498,400
James E. Evans       AFG     -       -       97,000    119,000   $1,292,300  $1,036,900


(a) The value of unexercised in-the-money options is calculated based on the closing market price on December 31, 1998 for AFG's common stock on the New York Stock Exchange of $43.875 per share.

Compensation Committee Report

      The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company, AFG or any of its subsidiaries. This Committee also acts as the Compensation Committee for AFG. The Committee's functions include reviewing and making recommendations to the
Board of Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term senior executive officers currently includes the Chairman of the Board and Chief Executive Officer (the "CEO"), the Co-Presidents and each other executive officer whose annual base salary exceeds $500,000. The Compensation Committee has the exclusive authority to grant stock options under AFG's Stock Option Plan to employees of the AFG, AFC and subsidiaries, including senior executive officers.

      Compensation of Executive Officers. AFG's compensation policy for all executive officers has three principal components: annual base salary, annual incentive bonuses and stock option grants. Before decisions were made regarding 1998 compensation for senior executives, the Committee had discussions with senior executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Committee's review of AFG's financial results for the preceding year, the Committee deliberated, formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

      Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. In April 1998, the Committee approved the 1998 salaries of the CEO, the Co-Presidents and the other senior executive officers, noting that such salaries would be at the same rates in 1998 as in the latter part of 1997.

      Annual Bonuses. As in 1996 and 1997, the Committee developed an annual bonus plan for the CEO, the Co-Presidents and the senior executive officers that would make a substantial portion of their total compensation dependent on AFG's performance, including achievement of pre-established earnings per share targets.

       The annual bonus plan for 1998 made 50% of each participant's annual bonus dependent on AFG attaining certain earnings per share targets. The other 50% is based on AFG's overall performance, as subjectively determined by the Committee with respect to each senior executive officer participating in the annual bonus plan. A significant aspect of the 1998 annual bonus plan is that it provided that 25% of any bonuses be paid in common stock. As in the grant of stock options discussed below, the Committee believes that payment of a substantial portion of annual bonuses in common stock align further the interests of AFG's senior executives with those of its shareholders. The Committee also selected the senior executive officers whose 1998 bonus would be subject to this plan, including the CEO, the Co-Presidents and the Senior Vice Presidents. The Committee recommended to the Board the earnings per share targets.

      Under the 1998 annual bonus plan, the bonus target amount for the CEO and each of the Co-Presidents was the same as in 1997 ($925,000), with 0% to 175% of $462,500 (50% of $925,000) to be paid depending on AFG achieving certain 1998 earnings per share allocable to insurance operations (the "EPS Component") and 0% to 175% of $462,500 to be paid based on AFG's overall performance, as subjectively determined by the Committee (the "Company Performance Component"). The earnings per share target which would result in the payment of 100% of the EPS Component bonus was set by the Committee at $2.92. In recommending the 1998 annual bonus plan to the Board for adoption in April 1998, the Committee noted that no bonus should be paid under the plan if 1998 earnings per share from insurance operations are less than $2.19 (75% of the 1998 EPS target). The Company's 1998 earnings per share from insurance operations were $2.56 per share, 88% of the target amount. The Committee used a straight line interpolation method to determine what percentage of the EPS Component bonus should be paid. This resulted in approximately 51% of the bonus target amount attributable to the EPS Component ($234,500) being paid to the CEO and Co-Presidents.

      The Committee then evaluated AFG's performance during 1998. The Committee considered a number of factors, with no relative weight being given to any specific factor. In determining that each of the CEO and the Co-Presidents should receive $462,500 (100% of the target amount under AFG Performance Component), the Committee concluded that a number of 1998 developments enhanced the value and operations of AFG. These included the upgrade by a major rating agency of AFG's debt rating and financial strength rating, the sale of the commercial lines division (which enables AFG to focus on growth potential in other areas in which it has a significant market position and expertise) and the funeral services division, the negotiation of strategic acquisitions and the maintenance of AFG's debt-to-capital ratio in a range desirable for investment grade companies. Somewhat offsetting these positive developments, the Committee noted that the price of AFG's common stock had not increased appreciably during 1998. The Board adopted all of the Committee's recommendations with respect to the determination of amounts paid under the annual bonus plan for 1998. Under the 1998 Plan, 25% of the bonus payment was paid in common stock.

      The annual base salary and bonuses received by the CEO and the Co-Presidents from AFG and its affiliates are virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other.

      Stock Option Grants. Stock options represent an important part of AFG's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning AFG's senior executives' interests with those of its shareholders through the grant of stock options in addition to paying a portion of any annual bonus in common stock. Options under AFG's Stock Option Plan are granted at exercise prices equal to the fair market value of common stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize AFG's long-term success. Options for 40,000 shares were granted to the Co-Presidents and additional options were granted to the other senior executives of AFG in 1998. In considering option grants to the Co-Presidents, the Committee noted that each Co-President received 8.6% of the total options granted in 1998 and that their share ownership of AFG is greater than that percentage. No options were granted to the CEO in 1998.

Members of the Compensation Committee: William  R. Martin, Chairman
                                       Theodore H. Emmerich
                                       Thomas M. Hunt


Certain Transactions

      The Company and its subsidiaries have had and expect to continue to have transactions with AFG's directors, officers, principal shareholders, their affiliates and members of their families. The Company believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFC.

      Members of the Lindner Family are the principal owners of Provident Financial Group, Inc. ("Provident"). AFC provides security guard and surveillance services at the main office of Provident for which Provident paid $100,000 in 1998. Provident leases its main banking and corporate office from AFC for which Provident paid rent of $2,284,000 in 1998. A subsidiary of Provident leases equipment to subsidiaries of AFC for which Provident was paid an aggregate of $524,000 during 1998. A subsidiary of AFC provided payroll processing services to Provident in 1998 for which Provident paid $64,000.

      During 1998, AFC paid $144,000 for coupons redeemable for ice cream from United Dairy Farmers, Inc. as gifts for employees at the Company Christmas party. UDF is owned by one of Carl H.
Lindner's brothers and his family.

      In July 1997, Carl H. Lindner and a subsidiary of AFC purchased 51% and 49%, respectively, of common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. The AFC subsidiary invested $4.9 million and Mr. Lindner invested $5.1 million; the asset purchase was completed in December 1997. Certain AFC subsidiaries have entered into a credit facility under which the ethanol producer may borrow up to $10 million at a rate of prime plus 3% per annum. There were no borrowings outstanding under this facility in 1998. In September 1998, the ethanol producer borrowed $4 million from an AFC subsidiary under a subordinated note bearing interest at the rate of 14% and paid a $6.3 million capital distribution to its shareholders, including $3.1 million to an AFC subsidiary and $3.2 million to Mr. Lindner.

      During 1998, the law firm of Keating, Muething & Klekamp, P.L.L. provided legal services to AFG, AFC and subsidiaries, for which it was paid $876,000. This law firm leases its offices from an AFC subsidiary, for which the AFC subsidiary was paid rent of $1,387,500 in 1998. Paul V. Muething, a partner in the firm, is the trustee of a trust for the benefit of members of the Lindner Family which holds 8.9% of AFG's common stock.

      A Company subsidiary is the lender under a credit agreement with American Heritage Holding Corporation, a Florida-based home builder which is 49% owned by AFG and 11% owned by a brother of Carl H. Lindner. The homebuilder may borrow up to $8 million at 13% per annum, with interest deferred and added to principal. The highest outstanding balance owed to the subsidiary during 1998 and the balance at year-end was $6.1 million.

Performance Graph

      No  performance  graph is included as the Company's  Common
Stock is not publicly traded.

Directors' Compensation

      AFC's  Board  of Directors receives no annual  compensation
from  AFC.   However,  they  are paid as  directors  of  AFG,  as
follows:

      Pursuant to AFG's Non-Employee Directors' Compensation Plan (the "Directors' Plan"), all directors who are not officers or employees of AFG are paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan are reviewed by the Board of Directors from time to time and are subject to change at its discretion.

      In order to align further the interests of AFG's non-employee directors with the interests of shareholders, the Directors' Plan provides that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of AFG common stock.

      The Board of Directors has a program under which a retiring director (other than an officer or employee of AFG or any of its subsidiaries) will, if he has met certain eligibility requirements, receive upon his retirement (in a lump sum or, at his election, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a Company director or not being nominated for reelection by shareholders as a director. To be eligible for the retirement benefit, a person must have served as a director for at least four years while not an officer or employee of AFG or any of its subsidiaries. In addition, a director will not become eligible for the retirement benefit until reaching age 55. A director who receives a retirement benefit must provide consulting services to AFG on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of AFG or any of its subsidiaries.

      In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic annual grants of options to each non-employee director of AFG. During 1998, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $45.19 per share on June 1, 1998, the exercise price being the fair market value of AFG common stock on the date of grant.

        COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      The Company's Board of Directors held three meetings and took action in writing three times in 1998. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

      Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the
Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on thirteen occasions in 1998.

      Audit  Committee.  The Audit Committee consists of Theodore
H. Emmerich (Chairman) and William R. Martin. Neither is an officer or employee of the Company or any of its subsidiaries. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firms engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration of the employee benefit plans of the Company and its subsidiaries. The Audit Committee met four times in 1998.

      Compensation Committee The Compensation Committee consists of William R. Martin (Chairman), Theodore H. Emmerich and Thomas
M. Hunt. The functions of the Compensation Committee are discussed under "Compensation - Compensation Committee Report." The Compensation Committee met one time and took action in writing on nine occasions in 1998.


                      INDEPENDENT AUDITORS

      The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1998. Representatives of that firm will attend the meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.


             NOMINATIONS AND SHAREHOLDER PROPOSALS

      In accordance with the Company's Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (a) the name and residence of the shareholder and of each nominee specified in the notice, (b) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and
(c) the consent of each such nominee to serve as director if so elected.

      The Proxy Form used by AFC for the annual meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2000 annual meeting, it must be received by March 12, 2000. In order for a proposal to be considered for inclusion in AFC's proxy statement for that meeting, it must be received by December 31, 1999.

                     REQUESTS FOR FORM 10-K

     The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202.



Pages  F1  though F-37 which follow are taken from  AFC's  Annual
Report  on Form 10-K for the year ended December 31, 1998.   This
information is being included herein in accordance with Rule 14a-
3  promulgated under the Securities Act of 1934.



























                    AMERICAN FINANCIAL CORPORATION
                        One East Fourth Street
                        Cincinnati, Ohio  45202

Forward-Looking Statements   The Private Securities Litigation Reform
Act of 1995 encourages corporations to provide investors with information about the company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. This document contains certain forward-looking statements that are based on assumptions which management believes are reasonable, but by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions especially with regard to availability of and returns on capital, regulatory actions, changes in legal environment, levels of catastrophe and other major losses, availability of reinsurance, the Year 2000 issue, and competitive pressures. AFC undertakes no obligation to update any forward-looking statements.

    AFC is a holding company which, through its subsidiaries, is engaged primarily in private passenger automobile and specialty property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and supplemental health insurance products. AFC's property and casualty operations originated in the 1800's and is one of the twenty five largest property and casualty groups in the United States based on statutory net premiums written.

  Market for Registrant's Common Equity and Related Stockholder Matters

     Not applicable - Registrant's Common Stock is owned by American Financial Group, Inc. See the Consolidated Financial Statements for information regarding dividends.

                        Selected Financial Data

   The following table sets forth certain data for the periods indicated (dollars in millions, except per share data).

                                 1998    1997    1996    1995    1994
Earnings Statement Data:
Total Revenues                 $4,059  $4,053  $4,114  $3,628  $2,104
Earnings Before Income Taxes
  and Extraordinary Items         211     334     340     252      44
Earnings Before Extraordinary
  Items                           130     208     250     195      19
Extraordinary Items                (1)     (7)    (28)      2     (17)
Net Earnings                      129     201     222     197       2

Ratio of Earnings to
  Fixed Charges (a)              3.44    4.20    4.99    3.10    1.69
Ratio of Earnings to
  Fixed Charges and
  Preferred Dividends (a)        3.15    3.52    3.96    2.60    1.40

Balance Sheet Data:
Total Assets                  $15,848 $15,738 $14,999 $14,851 $10,593
Long-term Debt:
  Holding Companies               315     287     340     648     849
  Subsidiaries                    177     194     178     234     258
Minority Interest                 524     510     307     327     106
Capital Subject to
  Mandatory Redemption             -       -       -       -        3
Other Capital                   1,531   1,393   1,277   1,248     396

(a) Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings the fixed charges and the minority interest in earnings of subsidiaries having fixed charges and deducting (adding) the undistributed equity in earnings (losses) of investees. Fixed charges include interest (excluding interest on annuity benefits), amortization of debt premium/discount and expense, preferred dividend and distribution requirements of subsidiaries and a portion of rental expense deemed to be representative of the interest factor.

                 Management's Discussion and Analysis
           of Financial Condition and Results of Operations

GENERAL

   Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of AFC's financial condition and results of operations. This discussion should be read in conjunction with the financial statements beginning on page F-13.

   As discussed in Note A to the financial statements, at the close of business on December 31, 1996, AFG contributed to AFC 81% of the common stock of American Premier. Because AFC and American Premier have been under the common control of AFG since merger transactions completed in April 1995 (the "Mergers"), the acquisition of American Premier has been recorded by AFC at AFG's historical cost in a manner similar to a pooling of interests. Accordingly, the historical consolidated financial statements of AFC for periods subsequent to the Mergers have been restated to include the accounts of American Premier.

LIQUIDITY AND CAPITAL RESOURCES

Ratios AFC's debt to total capital ratio at the parent holding company level (excluding amounts due AFG) improved from nearly 60% at the date of the Mergers to approximately 17% at December 31, 1998. Including amounts due AFG, the ratio was 28% at the end of 1998.

   AFC's ratio of earnings to fixed charges, excluding and including preferred dividends, on a total enterprise basis for the year ended December 31, 1998, was 3.44 and 3.15, respectively.

   The National Association of Insurance Commissioners' model law for risk based capital ("RBC") applies to both life and property and casualty companies. RBC formulas determine the amount of capital that an insurance company needs to ensure that it has an acceptable expectation of not becoming financially impaired. At December 31, 1998, the capital ratios of all AFC insurance companies substantially exceeded the RBC requirements (the lowest capital ratio of any AFC subsidiary was 2.1 times its authorized control level RBC; weighted average of all AFC subsidiaries was 5.0 times).

Sources of Funds AFC and American Premier are organized as holding companies with almost all of their operations being conducted by subsidiaries. These parent corporations, however, have continuing cash needs for administrative expenses, the payment of principal and interest on borrowings, shareholder dividends and taxes. Funds to meet these obligations come primarily from dividend and tax payments from their subsidiaries.

   Management believes these parent holding companies have sufficient resources to meet their liquidity requirements through operations in the short-term and long-term future. If funds generated from operations, including dividends and tax payments from subsidiaries, are insufficient to meet fixed charges in any period, AFC would be required to generate cash through borrowings, sales of securities or other assets, or similar transactions.

   In December 1997, AFC entered into a reciprocal Master Credit
Agreement with the various AFG holding companies under which these companies make funds available to each other for general corporate purposes.

   The senior debentures of AFC and AAG are rated investment grade by three nationally recognized rating agencies; the subordinated debentures of APU and AAG are rated investment grade by two of the agencies.

   A new five-year, $300 million bank credit line was established by AFC in February 1998 replacing two subsidiary holding company lines. The new credit line provides ample liquidity and can be used to obtain funds for operating subsidiaries or, if necessary, for the parent companies. At December 31, 1998, there was $80 million borrowed under the line.

   In 1996 and 1997, wholly-owned trust subsidiaries of AAG sold preferred securities for cash proceeds totaling $225 million.
Proceeds were used to retire outstanding debt and preferred stock of subsidiaries and for general corporate purposes, including a capital contribution to a subsidiary.

   Dividend payments from subsidiaries have been very important to the liquidity and cash flow of the individual holding companies in the past. However, the reliance on such dividend payments has been lessened by the combination of (i) strong capital at AFC's insurance subsidiaries (and the related decreased likelihood of a need for investment in those companies), (ii) the reductions of debt at the holding companies (and the related decrease in ongoing cash needs for interest and principal payments), (iii) AFC's ability to obtain financing in capital markets, as well as (iv) the sales of noncore investments.

   For statutory accounting purposes, equity securities are generally carried at market value. At December 31, 1998, AFC's insurance companies owned publicly traded equity securities with a market value of $1.4 billion, including equity securities of AFC affiliates (including subsidiaries) of $1.0 billion. Since significant amounts of these are concentrated in a relatively small number of companies, decreases in the market prices could adversely affect the insurance group's capital, potentially impacting the amount of dividends available or necessitating a capital contribution. Conversely, increases in the market prices could have a favorable impact on the group's dividend-paying capability.

     Under tax allocation agreements with AFC, its 80%-owned U.S. subsidiaries generally compute tax provisions as if filing separate returns based on book taxable income computed in accordance with generally accepted accounting principles. The resulting provision (or credit) is currently payable to (or receivable from) AFC.

Uncertainties Two lawsuits were filed in 1994 against American Premier by USX Corporation ("USX") and a former USX subsidiary. The lawsuits seek contribution from American Premier for all or a portion of a $600 million final antitrust judgment entered against a USX subsidiary in 1994. The lawsuits argue that USX's liability for that judgment is attributable to the alleged activities of American Premier's predecessor in an unlawful antitrust conspiracy among certain railroad companies. In May 1998, the largest and last of the lawsuits was dismissed in state court. All of USX's claims against

American Premier have now been dismissed with prejudice, and, although USX has appeals pending, American Premier and its outside legal counsel continue to believe that American Premier will not suffer a material loss from this litigation.

   Great American's liability for unpaid losses and loss adjustment expenses includes amounts for various liability coverages related to environmental, hazardous product and other mass tort claims. At December 31, 1998, Great American had recorded $866 million (before reinsurance recoverables of $241 million) for such claims on policies written many years ago where, in most cases, coverage was never intended. Due to inconsistent court decisions on many coverage issues and the difficulty in determining standards acceptable for cleaning up pollution sites, significant uncertainties exist which are not likely to be resolved in the near future.

   AFC's subsidiaries are parties in a number of proceedings relating to former operations. While the results of all such uncertainties cannot be predicted, based upon its knowledge of the facts, circumstances and applicable laws, management believes that sufficient reserves have been provided. See Note M to the financial statements.

   Year 2000 Status AFC's Year 2000 Project is a corporate-wide program designed to ensure that its computer systems and other equipment using date-sensitive computer chips will function properly in the year 2000. The Project also encompasses communicating with agents, vendors, financial institutions and others with which the companies conduct business to determine their Year 2000 readiness and resulting effects on AFC. AFC's Year 2000 Project Office monitors and coordinates the work being performed by the various business units and reports monthly to the Audit Committee of the Board of Directors and more frequently to senior management.

   To address the Year 2000 issue, AFC's operations have been divided into separate systems groups. During 1998, these groups were in the process of either (i) modifying their software programs or (ii) replacing programs with new software that is Year 2000 compliant. A majority of the groups have met AFC's goal of having program modifications and new software installations substantially completed by the end of 1998, with testing continuing in and through 1999.
About 40% of the groups are being "closely watched" because there is some degree of risk that critical dates in the project schedule may be missed with a potential for some disruption of normal business operations. AFC's goal is to have program modifications and new installations for these groups completed during mid-1999. One group, which has significantly missed internal project deadlines, now has been reorganized and staffing levels were increased. This group is expected to be completed during the third quarter of 1999.

   Contingency plans have been developed for certain systems deemed most critical to operations. These plans provide a documented order of actions necessary to keep the business functions operating for these systems. Such plans typically include procedures and workflow processes for developing and operating contingent databases. Contingency planning for other systems deemed critical to operations and reasonably likely not to be modified on schedule began in the fourth quarter of 1998 and will be completed by mid-1999.

   Many of the systems being replaced were planned replacements which were accelerated due to the Year 2000 considerations. In addition, a significant portion of AFC's Year 2000 Project is being completed using internal staff. Therefore, cost estimates for the Year 2000 Project do not represent solely incremental costs.

   From the inception of the Year 2000 project in the early 1990's through December 31, 1998, AFC estimates that it has incurred approximately $46 million in costs related to the project, including capitalized costs of $10 million for new systems. During 1998, $27 million in such costs have been expensed. AFC estimates that it will incur an additional $26 million of such costs in completing the Project, about two-thirds of which is projected to be expensed.

   Projected Year 2000 costs and completion dates are based on management's best estimates. However, there can be no assurances that these estimates will be achieved. Should software modifications and new software installations not be completed on a timely basis, the resulting disruptions could have a material adverse effect on operations.

   AFC's operations could also be affected by the inability of third parties such as agents and vendors to become Year 2000 compliant. While assessments of independent agents and evaluations of third party vendors are progressing slowly, efforts are being intensified to complete these assessments in the second quarter of 1999. In addition, AFC's property and casualty insurance subsidiaries are reviewing the potential impact of the Year 2000 issue on insureds as part of their underwriting process. They are also reviewing policy forms, issuing clarifying endorsements where appropriate and examining coverage issues for Year 2000 exposures. While it is possible that Year 2000 claims may emerge in future periods, it is not possible to estimate any such amounts.

   Exposure to Market Risk Market risk represents the potential economic loss arising from adverse changes in the fair value of financial instruments. AFC's exposures to market risk relate primarily to its investment portfolio and annuity contracts which are exposed to interest rate risk and, to a lesser extent, equity price risk. AFC's long-term debt is also exposed to interest rate risk. AFC's investments in derivatives were not significant at December 31, 1998.

   Fixed Maturity Portfolio The fair value of AFC's fixed maturity portfolio ($10.3 billion at December 31, 1998) is directly impacted by changes in market interest rates. AFC's fixed maturity portfolio is comprised of substantially all fixed rate investments with primarily short-term and intermediate-term maturities. This practice allows flexibility in reacting to fluctuations of interest rates. The portfolios of AFC's property and casualty insurance and life and annuity operations are managed with an attempt to achieve an adequate risk-adjusted return while maintaining sufficient liquidity to meet policyholder obligations. AFC's life and annuity operations use various actuarial models in an attempt to align the duration of their invested assets to the projected cash flows of policyholder liabilities.

   The following table provides information about AFC's fixed maturity investments at December 31, 1998, that are sensitive to interest rate risk. The table shows principal cash flows (in millions) and related weighted-average interest rates by expected maturity dates. Callable bonds and notes are included based on call date or maturity date depending upon which date produces the most conservative yield. Mortgage-backed securities ("MBSs") and sinking fund issues are included based on maturity year adjusted for expected payment patterns. Actual cash flows may differ from those expected.

                                                     Weighted
                                     Principal        Average
                                    Cash Flows  Interest Rate
       1999                          $   848.9           7.87%
       2000                              942.7           8.01
       2001                              954.2           8.08
       2002                            1,086.3           7.76
       2003                            1,415.3           7.33
       Thereafter                      4,784.1           7.59

       Total                         $10,031.5           7.68%

   Equity Price Risk Equity price risk is the potential economic loss from adverse changes in equity security prices. Although AFC's investment in "Other stocks" is less than 4% of total investments, it is concentrated in a relatively limited number of major positions. While this approach allows management to more closely monitor the companies and industries in which they operate, it does increase risk exposure to adverse price declines in a major position.

   Annuity Contracts Substantially all of AAG's fixed rate annuity contracts permit AAG to change crediting rates (subject to minimum interest rate guarantees of 3% to 4% per annum) enabling management to react to changes in market interest rates and maintain an adequate spread. Sales of variable rate annuities have not been significant. Projected payments (in millions) of AAG's fixed annuity liabilities at December 31, 1998, were as follows.

         1999   2000  2001  2002  2003  Remaining      Total
         $660   $620  $560  $500  $450     $2,610     $5,400

   About half of AAG's fixed annuity liabilities at December 31, 1998, were two-tier in nature in that policyholders can receive a higher amount if they annuitize rather than surrender their policy, even if the surrender period has expired. Current stated crediting rates on AAG's principal fixed annuity products range from 3% on equity-indexed annuities (before any equity participation) to over 7% on certain new policies (including first year bonus amounts). AAG estimates that its effective weighted-average crediting rate over the next five years will range from 5% to 5.2%. This range reflects actuarial assumptions as to (i) deaths, (ii) the number of policyholders who annuitize and receive higher credited amounts and (iii) the number of policyholders who surrender. Actual experience and changes in actuarial assumptions may result in different effective crediting rates than those above.

   Debt and Preferred Securities The following table shows scheduled principal payments (in millions) on fixed-rate and variable-rate long-term debt of AFC and its subsidiaries and related weighted average interest rates. At December 31, 1998, there were $225 million of subsidiary trust preferred securities outstanding, none of which are scheduled for redemption during the next five years. The weighted average interest rate on these securities is 8.46%.

                      Fixed-Rate Debt         Variable-Rate Debt
                                Weighted                 Weighted
                    Scheduled    Average     Scheduled    Average
                    Principal   Interest     Principal   Interest
                     Payments       Rate      Payments       Rate
       1999            $ 90.7       9.69%       $   .3       5.86%
       2000              49.1       9.85            .2       5.80
       2001               1.2       7.13            .1       5.58
       2002               1.1       6.81          85.7       5.95
       2003               1.1       6.68          27.2       6.09
       Thereafter       233.3       8.26            .2       5.58

       Total           $376.5       8.80%       $113.7       5.98%

   At December 31, 1998, the fair value of fixed-rate debt and variable-rate debt was approximately $388.9 million and $113.7 million, respectively.

Investments   Approximately 70% of AFC's consolidated assets are
invested in marketable securities. A diverse portfolio of primarily publicly traded bonds and notes accounts for nearly 95% of these securities. AFC attempts to optimize investment income while building the value of its portfolio, placing emphasis upon long-term performance. AFC's goal is to maximize return on an ongoing basis rather than focusing on short-term performance.

   Fixed income investment funds are generally invested in securities with short-term and intermediate-term maturities with an objective of optimizing total return while allowing flexibility to react to changes in market conditions. At December 31, 1998, the average life of AFC's fixed maturities was just under 6 years.

   Approximately 92% of the fixed maturities held by AFC were rated "investment grade" (credit rating of AAA to BBB) by nationally recognized rating agencies at December 31, 1998. Investment grade securities generally bear lower yields and lower degrees of risk than those that are unrated or noninvestment grade. Management believes that the high quality investment portfolio should generate a stable and predictable investment return.

   Investments in MBSs represented approximately one-fourth of AFC's fixed maturities at December 31, 1998. AFC invests primarily in MBSs which have a reduced risk of prepayment. In addition, the majority of MBSs held by AFC were purchased at a discount. Management believes that the structure and discounted nature of the MBSs will mitigate the effect of prepayments on earnings over the anticipated life of the MBS portfolio. Approximately 90% of AFC's MBSs are rated "AAA" with substantially all being of investment grade quality. The market in which these securities trade is highly liquid. Aside from interest rate risk, AFC does not believe a material risk (relative to earnings or liquidity) is inherent in holding such investments.

   Because most income of the property and casualty insurance subsidiaries has been sheltered from income taxes through 1997, nontaxable municipal bonds represent only a small portion (less than 1%) of the portfolio.

   Prior to the Mergers, the realization of capital gains, primarily through sales of equity securities, was an integral part of AFC's investment program. Individual securities are sold creating gains or losses as market opportunities exist. Pretax capital gains recognized upon disposition of securities, including investees, during the past five years have been: 1998 - $16 million; 1997 - $57 million; 1996 - $166 million; 1995 - $84 million and 1994 - $50 million. At December 31, 1998, the net unrealized gain (before income taxes) on AFC's fixed maturity and equity securities was $403 million and $223 million, respectively.

RESULTS OF OPERATIONS - THREE YEARS ENDED DECEMBER 31, 1998

General Pretax earnings before extraordinary items were $211 million in 1998, $334 million in 1997 and $340 million in 1996.

   Results for 1998 include a pretax charge in the fourth quarter of $214 million attributable to an increase in loss reserves relating to asbestos and environmental coverages ("A&E"), $180 million in pretax gains, primarily from the sale of substantially all of AFC's Commercial lines division and the Funeral Services division, and a $34 million decline in the underwriting results in AFC's property and casualty insurance business (excluding the special A&E charge) due primarily to increased catastrophe losses.

   Results for 1997 include $91 million in pretax gains, primarily on the sales of affiliates and other securities, and reflect declines of $41 million in underwriting results in AFC's property and casualty insurance business.

   Results for 1996 include $203 million in pretax gains primarily on the sales of Citicasters and Buckeye, reduced by a charge of $80 million resulting from a decision to strengthen insurance A&E reserves.

Property and Casualty Insurance - Underwriting Following the sale of its Commercial lines division in late 1998, AFC's property and casualty group is engaged primarily in private passenger automobile and specialty insurance businesses. Accordingly, AFC has realigned its property and casualty group into two major business groups:
Personal and Specialty.

   The Personal group consists of the nonstandard auto group along with the preferred/standard private passenger auto and other personal insurance business, formerly included in the Commercial and Personal lines. The nonstandard automobile insurance companies insure risks not typically accepted for standard automobile coverage because of the applicant's driving record, type of vehicle, age or other criteria.

   The Specialty group includes a highly diversified group of business lines (formerly, Specialty lines) plus the commercial business previously included in the Commercial and Personal lines. Some of the more significant areas are executive liability, inland and ocean marine, U.S.-based operations of Japanese companies, agricultural-related coverages, California workers' compensation, nonprofit liability, general aviation coverages, fidelity and surety bonds, and umbrella and excess coverages. Commercial lines businesses sold included certain coverages in workers' compensation, commercial multi-peril, commercial automobile, and umbrella.

   To understand the overall profitability of particular lines, the timing of claims payments and the related impact of investment income must be considered. Certain "short-tail" lines of business (primarily property coverages) have quick loss payouts which reduce the time funds are held, thereby limiting investment income earned thereon. On the other hand, "long-tail" lines of business (primarily liability coverages and workers' compensation) have payouts that are either structured over many years or take many years to settle, thereby significantly increasing investment income earned on related premiums received.

   Underwriting profitability is measured by the combined ratio which is a sum of the ratios of underwriting losses, loss adjustment expenses, underwriting expenses and policyholder dividends to premiums. When the combined ratio is under 100%, underwriting results are generally considered profitable; when the ratio is over 100%, underwriting results are generally considered unprofitable. The combined ratio does not reflect investment income, other income or federal income taxes.

   For certain lines of business and products where the credibility of the range of loss projections is less certain (primarily the various specialty businesses listed above), management believes that it is prudent and appropriate to use conservative assumptions until such time as the data, experience and projections have more credibility, as evidenced by data volume, consistency and maturity of the data. While this practice mitigates the risk of adverse development on this business, it does not eliminate it.

   While AFC desires and seeks to earn an underwriting profit on all of its business, it is not always possible to do so. As a result, AFC attempts to expand in the most profitable areas and control growth or even reduce its involvement in the least profitable ones.

   Excluding the special $214 million A&E charge in the fourth quarter of 1998, underwriting results of AFC's insurance operations outperformed the industry average for the thirteenth consecutive year. AFC's insurance operations have been able to exceed the industry's results by focusing on growth opportunities in the more profitable areas of the specialty and nonstandard auto businesses.

   Net written premiums and combined ratios for AFC's property and casualty insurance subsidiaries were as follows (dollars in millions):

                                               1998       1997     1996
  Net Written Premiums (GAAP)
  Personal                                   $1,279     $1,345   $1,384
  Specialty                                   1,312(*)   1,468    1,367
  Other Lines                                    18         45       37
                                             $2,609     $2,858   $2,788

  Combined Ratios (GAAP)
  Personal                                     97.3%      98.5%   103.9%
  Specialty                                   105.0      100.0     88.4
  Aggregate (including A&E and other lines)   110.7%     101.4%   102.9%

  (*) Before a reduction of $138 million for the unearned premium transfer related to the sale of the Commercial lines division.

   Special A&E Charge Operating results for 1998 and 1996 were adversely impacted by increases in A&E reserves (exposures for which AFC may be liable under general liability policies written years ago) and higher catastrophe losses. A standard insurance measure used in testing the reasonableness of A&E reserves has been the "survival ratio" (reserves divided by average annual paid losses for the preceding three years). Due in part to the greater uncertainties inherent in estimating A&E claims, management has evaluated its survival ratio in relation to those published for the industry. Based primarily on industry survival ratios published in mid-1996, AFC increased A&E reserves of its discontinued insurance lines by $120 million in 1996 by recording a third quarter, noncash pretax charge of $80 million and reallocating $40 million, or approximately 2%, of its Specialty group reserves (approximately $2.1 billion at December 31,
1996).

   Under the agreement covering the sale of its Commercial lines division in 1998, AFC retained liabilities for certain A&E exposures. Prompted by this retention and as part of the continuing process of monitoring reserves, AFC began a thorough study of its A&E exposures. Based on this study and observations of industry trends in this regard, AFC decided that the survival ratio may not be the best basis for measuring ultimate A&E exposures. AFC's study was reviewed by independent actuaries who used state of the art actuarial techniques that have wide acceptance in the industry. The methods used involved sampling and statistical modeling incorporating external data bases that supplement the internal information. AFC recorded a fourth quarter charge of $214 million increasing A&E reserves at December 31, 1998, to approximately $866 million (before deducting reinsurance recoverables of $241 million), an amount which, in the opinion of management, makes a reasonable provision for AFC's ultimate liability for A&E claims.

   Personal  The Personal group's net written premiums decreased
$65.9 million (5%) during 1998 due primarily to stronger price competition in the personal automobile market. The combined ratio improved in 1998 due to both lower loss experience and a 6% reduction in underwriting expenses.

   The Personal group's net written premiums decreased $39.6 million (3%) during 1997 due primarily to a reinsurance agreement, effective January 1, 1997, under which 80% of all AFC's homeowners' business was reinsured. Excluding the impact of the reinsurance agreement, premiums increased 4%. Volume increases in the California nonstandard auto business resulting from enactment of legislation which requires drivers to provide proof of insurance in order to obtain a valid permit contributed to a growth in personal automobile business. Rate increases during 1995 and early 1996, primarily in the nonstandard auto group, contributed to the improvement in the combined ratio in 1997.

   Specialty The Specialty group's net written premiums decreased $156 million (11%) during 1998 due primarily to the impact of a reinsurance agreement whereby approximately 30% of AFC's California workers' compensation premiums were ceded and the sale of the Commercial lines division. Excluding these operations, the net written premiums of the other specialty businesses were essentially the same as a year ago. Underwriting results worsened from the comparable period in 1997 due to losses from the midwestern storms in the second quarter of 1998 compared to milder weather conditions during 1997 and unusually good results in 1997 in certain other lines.

   Net written premiums increased $101.8 million (7%) in 1997 due primarily to premiums recorded by a newly acquired aviation division and the return of premiums in 1996 related to the withdrawal from a voluntary pool. The Specialty group had a combined ratio of 100% in 1997 despite a significant decline in the results of AFC's California workers' compensation business relating to (i) deteriorating underwriting margins on business written in 1996 and 1997, (ii) reserve reductions in 1996 primarily for business written prior to 1995 in response to a fundamental change in the California workers' compensation market and actuarial evaluations and (iii) several current year commercial casualty losses as well as adverse development in certain prior year claims. The Specialty group's combined ratio was unusually low in 1996 due primarily to the reallocation of $40 million in reserves to A&E reserves (a combined ratio impact of 3.0 percentage points) and the 1996 reductions in California workers' compensation reserves mentioned above.

Life, Accident and Health Premiums and Benefits The increase in life, accident and health premiums and benefits in 1998 reflects primarily AAG's acquisition of Great American Life Assurance Company of Puerto Rico, Inc. in December 1997. Life, accident and health premiums and benefits increased in 1997 due primarily to an increase in pre-need life insurance sales by AAG's Funeral Services division which was sold in 1998.

Investment Income Changes in investment income reflect fluctuations in market rates and changes in average invested assets.

   1998 compared to 1997 Investment income increased $16.9 million (2%) from 1997 due primarily to an increase in the average amount of investments held partially offset by decreasing market interest rates.

   1997 compared to 1996 Investment income increased $23.4 million (3%) from 1996 due primarily to an increase in the average amount of investments held partially offset by decreasing market interest rates.

Investee Corporation Equity in net losses of investee corporation represents AFC's proportionate share of the results of Chiquita Brands International. Equity in net losses excludes AFC's share of amounts included in extraordinary items; the amount for 1996 includes
$1.5 million in earnings from Citicasters which was sold in 1996.

   AFG recorded equity in net losses of Chiquita of $13.2 million, $5.6 million and $18.4 million in 1998, 1997 and 1996, respectively. Chiquita's loss attributable to common shareholders (before extraordinary items) was $35.5 million, $16.6 million and $39.7 million during these same periods.

   Chiquita's results for 1998 include pretax writedowns and costs of $74 million resulting from widespread flooding in Honduras and Guatemala caused by Hurricane Mitch. Excluding these unusual items, Chiquita's operating income improved $52 million in 1998 compared to 1997 due primarily to lower delivered product costs for bananas on higher worldwide volume, which more than offset the adverse effect of lower banana pricing.

   Chiquita's results for 1997 were adversely affected by a stronger dollar in relation to major European currencies (mitigated in part by the company's foreign currency hedging program) and by increased banana production costs resulting primarily from widespread flooding in 1996. These factors more than offset the benefit of higher local currency banana pricing in Europe during the second half of the year.

   Chiquita's results for 1996 include pretax writedowns and costs of $70 million resulting from (i) industry-wide flooding in Costa Rica, Guatemala and Honduras, (ii) certain strategic undertakings designed to achieve further long-term reductions in the delivered product cost of Chiquita bananas and (iii) certain claims relating to prior European Union quota restructuring actions.

Gains on Sales of Investees The gains on sales of investees in 1998 and 1997 represent pretax gains to AFC as a result of Chiquita's public issuance of shares of its common stock. The gain on sale of investee in 1996 represents a pretax gain, before $6.5 million of minority interest, on the sale of Citicasters common stock.

Gains on Sales of Subsidiaries The gains on sales of subsidiaries in 1998 include (i) a pretax gain of $152.6 million on the sale of the Commercial lines division, (ii) a pretax gain of $21.6 million on AAG's sale of its Funeral Services division and (iii) a charge of $15.5 million relating to operations expected to be sold or otherwise disposed of. The gains on sales of subsidiaries in 1997 include (i) a pretax gain of $49.9 million on the sale of MDI and (ii) a charge of $17 million relating to operations expected to be sold or otherwise disposed of. The gains on sales of subsidiaries in 1996 include a pretax gain of $33.9 million on the sale of Buckeye Management Company and the settlement of litigation related to a subsidiary sold in 1993.

Other Income

   1998 compared to 1997 Other income decreased $15.2 million (10%) in 1998 due primarily to income of $46.3 million in 1997 from the sale of development rights in New York City (including $32.5 million on rights sold to AFG) and the absence of revenues from a noninsurance subsidiary which was sold in the fourth quarter of 1997, partially offset by income in 1998 from the sale of operating real estate assets and lease residuals.

   1997 compared to 1996 Other income increased $18.0 million (13%) in 1997 compared to 1996 due primarily to the above mentioned sale of development rights, partially offset by the absence of revenues from a noninsurance subsidiary which was sold in the first quarter of 1997.

Annuity Benefits For GAAP financial reporting purposes, annuity receipts are accounted for as interest-bearing deposits ("annuity benefits accumulated") rather than as revenues. Under these contracts, policyholders' funds are credited with interest on a tax-deferred basis until withdrawn by the policyholder. Annuity benefits reflect amounts accrued on annuity policyholders' funds accumulated. The rate at which AAG credits interest on most of its annuity policyholders' funds is subject to change based on management's judgment of market conditions. As a result, management has been able to react to changes in market interest rates and maintain a desired interest rate spread. While AAG believes the recent interest rate and stock market environment over the last several years has contributed to an increase in annuitizations and surrenders, the company's persistency rate remains approximately 88%. However, a continuation of the current interest rate environment could adversely affect this rate.

   Fixed annuity receipts totaled approximately $480 million in 1998, $490 million in 1997 and $570 million in 1996. Annuity receipts in 1997 reflect the decrease of business written by a single agency from $99 million in 1996 to $23 million in 1997. AAG is no longer writing business through this agency. AAG believes that the success of the stock market and the recent interest rate environment have also resulted in decreased sales and persistency of traditional fixed annuities. Sales of annuity products linked to the performance of the stock market (equity-indexed and variable annuities) helped offset this decrease.

   Annuity benefits decreased $17.2 million (6%) from 1997 due primarily to decreases in crediting rates and changes in actuarial assumptions. Annuity benefits increased $7 million (3%) in 1997 due primarily to an increase in average annuity benefits accumulated partially offset by decreases in crediting rates.

Interest on Borrowed Money Changes in interest expense result from fluctuations in market rates as well as changes in borrowings. AFC has generally financed its borrowings on a long-term basis which has resulted in higher current costs.

   1998 compared to 1997 Interest expense decreased $14.5 million (17%) from 1997 due primarily to a decrease in borrowings from AFG.

   1997 compared to 1996 Interest expense increased $1.0 million (1%) from 1996. The increase reflects increased borrowings from AFG, partially offset by the effect of significant debt reductions during 1996.

Minority Interest Expense Minority interest expense for 1996 includes $6.5 million related to the sale of Citicasters shares held by AFEI.

Other Operating and General Expenses

   1998 compared to 1997 Other operating and general expenses increased $16.9 million (5%) in 1998 due primarily to inclusion of the operations of Great American Life Assurance Company of Puerto Rico following its acquisition in late 1997 which more than offset the absence of expenses from a noninsurance subsidiary which was sold in the fourth quarter of 1997.

   1997 compared to 1996 Operating and general expenses in 1997 include third quarter charges of $5.5 million relating to an arbitration settlement and $4.0 million relating to relocating a subsidiary's operations to Cincinnati. These charges were more than offset by a reduction caused by the absence of expenses from a noninsurance subsidiary which was sold in the first quarter of 1997.

Income Taxes See Note K to the Financial Statements for an analysis of items affecting AFC's effective tax rate.

Recent Accounting Standards The following accounting standards have been implemented by AFC in 1997 or 1998 or will be implemented in 1999 or 2000. The implementation of these standards is discussed under various subheadings of Note A to the Financial Statements (segment information is discussed in Note C); effects of each are shown in the relevant Notes. Implementation of Statement of Position ("SOP") 98-5 in the first quarter of 1999 and Statement of Financial Account Standard ("SFAS") No. 133 in the first quarter of 2000 is not expected to have a significant effect on AFC.

  Accounting
  Standard    Subject of Standard (Year Implemented)   Reference
  SFAS #130   Comprehensive Income (1998)              "Comprehensive Income"
  SFAS #131   Segment Information (1998)               "Segment Information"
  SFAS #133   Derivatives (2000)                       "Derivatives"
  SOP 98-5    Start-up Costs (1999)                    "Start-up Costs"

   Other standards issued in recent years did not apply to AFC or had only negligible effects on AFC.

              Financial Statements and Supplementary Data

                                                             Page

Report of Independent Auditors                               F-13

Consolidated Balance Sheet:
   December 31, 1998 and 1997                                F-14

Consolidated Statement of Earnings:
   Years ended December 31, 1998, 1997 and 1996              F-15

Consolidated Statement of Changes in Shareholders' Equity:
   Years ended December 31, 1998, 1997 and 1996              F-16

Consolidated Statement of Cash Flows:
   Years ended December 31, 1998, 1997 and 1996              F-17

Notes to Consolidated Financial Statements                   F-18


"Selected Quarterly Financial Data" has been included in Note N to the Consolidated Financial Statements.

  --------------------------------------------------------------------

                    REPORT OF INDEPENDENT AUDITORS


Board of Directors
American Financial Corporation

We have audited the accompanying consolidated balance sheet of American Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the Index at
Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Financial Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                   ERNST & YOUNG LLP


Cincinnati, Ohio
March 19, 1999

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                        (Dollars In Thousands)


                                                                December 31,
                                                             1998         1997
Assets:
 Cash and short-term investments                      $   289,944  $   231,227
 Investments:
  Fixed maturities:
    Available for sale - at market
     (amortized cost - $9,920,407 and $7,225,736)      10,323,407    7,532,836
    Held to maturity - at amortized cost
     (market - $3,417,900)                                   -       3,326,996
  Other stocks - principally at market
    (cost - $207,345 and $153,322)                        430,345      446,222
  Investment in investee corporation                      192,138      200,714
  Policy loans                                            220,496      240,955
  Real estate and other investments                       268,171      280,235
      Total investments                                11,434,557   12,027,958

 Recoverables from reinsurers and prepaid
  reinsurance premiums                                  1,973,895      998,743
 Agents' balances and premiums receivable                 618,198      691,005
 Deferred acquisition costs                               464,047      521,898
 Other receivables                                        318,154      261,454
 Assets held in separate accounts                         120,049      300,491
 Prepaid expenses, deferred charges and other assets      343,554      405,798
 Cost in excess of net assets acquired                    285,469      299,408

                                                      $15,847,867  $15,737,982

Liabilities and Capital:
 Unpaid losses and loss adjustment expenses           $ 4,773,377  $ 4,225,336
 Unearned premiums                                      1,232,848    1,328,910
 Annuity benefits accumulated                           5,449,633    5,528,111
 Life, accident and health reserves                       341,595      709,899
 Payable to American Financial Group, Inc.                270,500      352,766
 Other long-term debt:
  Holding companies                                       315,536      286,661
  Subsidiaries                                            176,896      194,084
 Liabilities related to separate accounts                 120,049      300,491
 Accounts payable, accrued expenses and other
  liabilities                                           1,112,442      908,622
      Total liabilities                                13,792,876   13,834,880

 Minority interest                                        524,335      509,619

 Shareholders' Equity:
  Preferred Stock (liquidation value $72,154)              72,154       72,154
  Common Stock, no par value
    - 20,000,000 shares authorized
    - 10,593,000 shares outstanding                         9,625        9,625
  Capital surplus                                         943,359      936,154
  Retained earnings                                       157,218       34,350
  Net unrealized gain on marketable securities,
    net of deferred income taxes                          348,300      341,200
      Total shareholders' equity                        1,530,656    1,393,483

                                                      $15,847,867  $15,737,982


See notes to consolidated financial statements.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF EARNINGS
                 (In Thousands, Except Per Share Data)


                                                    Year ended December 31,
                                                 1998        1997        1996
Income:
  Property and casualty insurance premiums $2,698,738  $2,824,381  $2,844,512
  Life, accident and health premiums          170,365     121,506     103,552
  Investment income                           885,591     868,689     845,330
  Equity in net losses of investees           (13,198)     (5,564)    (16,955)
  Realized gains (losses) on sales of:
    Securities                                  6,275      46,006      (3,470)
    Investees                                   9,420      11,428     169,138
    Subsidiaries                              158,673      33,602      36,837
    Other investments                           5,293        -           -
  Other income                                137,674     152,854     134,904
                                            4,058,831   4,052,902   4,113,848

Costs and Expenses:
  Property and casualty insurance:
    Losses and loss adjustment expenses 2,001,783 2,075,616 2,051,421 Special asbestos and environmental
      charge                                  213,500        -         80,000
    Commissions and other underwriting
      expenses                                772,917     790,324     793,800
  Annuity benefits                            261,666     278,829     271,821
  Life, accident and health benefits          131,652     110,082      92,315
  Interest charges on borrowed money           72,625      87,155      86,148
  Minority interest expense                    45,279      45,477      54,748
  Other operating and general expenses        348,588     331,655     344,052
                                            3,848,010   3,719,138   3,774,305
Earnings before income taxes and
  extraordinary items                         210,821     333,764     339,543
Provision for income taxes                     81,418     125,227      89,658

Earnings before extraordinary items           129,403     208,537     249,885

Extraordinary items - loss on
  prepayment of debt                             (763)     (7,147)    (27,889)

Net Earnings                               $  128,640  $  201,390  $  221,996






See notes to consolidated financial statements.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
       CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                        (Dollars In Thousands)


                                            Common Stock              Unrealized
                                  Preferred  and Capital    Retained     Gain on     Comprehensive
                                      Stock      Surplus    Earnings  Securities            Income

Balance at December 31, 1995       $168,484     $473,991    $365,126    $240,500

Net earnings                           -            -        221,996        -             $221,996
Dividends on:
  Preferred Stock                      -            -        (24,898)       -                 -
  Common Stock                         -            -       (560,860)       -                 -
Purchases and redemptions           (22,524)     (14,388)       -           -                 -
Sale of preferred shares to
  employee benefit plan              16,800         -           -           -                 -
Capital contribution from parent       -         468,666        -           -                 -
Change in unrealized                   -            -           -        (57,100)          (57,100)
Other                                  -           1,102        -           -                 -
Balance at December 31, 1996        162,760      929,371       1,364     183,400          $164,896


Net earnings                           -            -        201,390        -              201,390
Dividends on Preferred Stock           -            -        (15,071)       -                 -
Purchases and redemptions          (162,760)        -       (153,333)       -                 -
Issuance of Preferred Stock          72,154         -           -           -                 -
Capital contribution from parent       -          16,707        -           -                 -
Change in unrealized                   -            -           -        157,800           157,800
Other                                  -            (299)       -           -                 -
Balance at December 31, 1997         72,154      945,779      34,350     341,200          $359,190


Net earnings                           -            -        128,640        -              128,640
Dividends on Preferred Stock           -            -         (5,772)       -                 -
Capital contribution from parent       -           6,963        -           -                 -
Change in unrealized                   -            -           -          7,100             7,100
Other                                  -             242        -           -                 -
Balance at December 31, 1998       $ 72,154     $952,984    $157,218    $348,300          $135,740


See notes to consolidated financial statements.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In Thousands)


                                                                  Year ended December  31,
                                                              1998          1997          1996
Operating Activities:
  Net earnings                                            $128,640    $  201,390    $  221,996
  Adjustments:
    Extraordinary items                                        763         7,147        27,889
    Special asbestos and environmental charge              213,500          -           80,000
    Depreciation and amortization                          106,280        76,434        79,425
    Annuity benefits                                       261,666       278,829       271,821
    Equity in net losses of investee corporations           13,198         5,564        16,955
    Changes in reserves on assets                           14,020         7,610         5,656
    Realized gains on investing activities                (205,659)     (135,657)     (198,676)
    Deferred annuity and life policy acquisition costs    (117,202)      (72,634)      (68,511)
    Decrease (increase) in reinsurance and other
      receivables                                         (342,394)     (189,643)       95,553
    Decrease (increase) in other assets                     (9,433)       24,325        92,176
    Increase (decrease) in insurance claims and
      reserves                                             176,552       206,900       (70,829)
    Increase (decrease) in other liabilities               154,353       (29,935)     (211,697)
    Increase in minority interest                           10,175        36,440        52,333
    Dividends from investees                                 4,799         4,799         4,799
    Other, net                                             (14,651)      (25,711)       (3,989)
                                                           394,607       395,858       394,901
Investing Activities:
  Purchases of and additional investments in:
    Fixed maturity investments                          (2,155,192)   (2,555,060)   (2,128,015)
    Equity securities                                      (78,604)      (37,107)      (10,528)
    Subsidiaries                                           (30,325)      (93,839)         -
    Real estate, property and equipment                    (66,819)      (64,917)      (38,035)
  Maturities and redemptions of fixed maturity
    investments                                          1,248,626       897,786       615,849
  Sales of:
    Fixed maturity investments                             795,520     1,407,598       881,114
    Equity securities                                       28,850       104,960        53,195
    Investees and subsidiaries                             164,589        32,500       284,277
    Real estate, property and equipment                     53,962        23,289         7,981
  Cash and short-term investments of acquired
    (former) subsidiaries                                  (21,141)        2,714        (4,589)
  Decrease (increase) in other investments                 (15,135)      (12,892)          594
                                                           (75,669)     (294,968)     (338,157)

Financing Activities:
  Fixed annuity receipts                                   480,572       493,708       573,741
  Annuity surrenders, benefits and withdrawals            (690,388)     (607,174)     (517,881)
  Additional long-term borrowings                          262,537       184,150       288,775
  Reductions of long-term debt                            (251,837)     (230,688)     (582,288)
  Borrowings from AFG                                        6,000       201,000       152,471
  Repayments of borrowings from AFG                        (80,000)     (224,500)      (61,000)
  Issuances of Preferred Stock                                -             -           16,800
  Repurchases of Preferred Stock                              -         (243,939)      (36,912)
  Issuances of trust preferred securities                     -          149,353        72,412
  Capital contribution                                      18,667        18,667        18,666
  Cash dividends paid                                       (5,772)      (15,071)      (24,898)
                                                          (260,221)     (274,494)     (100,114)
Net Increase (Decrease) in Cash and Short-term
  Investments                                               58,717      (173,604)      (43,370)
Cash and short-term investments at beginning of
  period                                                   231,227       404,831       448,201

Cash and short-term investments at end of period          $289,944    $  231,227    $  404,831

See notes to consolidated financial statements.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                            INDEX TO NOTES

   A. Accounting Policies                      I. Minority Interest
   B. Acquisitions and Sales of Subsidiaries   J. Shareholders' Equity
      and Investees                            K. Income Taxes
   C. Segments of Operations                   L. Extraordinary Items
   D. Investments                              M. Commitments and Contingencies
   E. Investment in Investee Corporations      N. Quarterly Operating Results
   F. Cost in Excess of Net Assets Acquired    O. Insurance
   G. Payable to American Financial Group      P. Additional Information
   H. Other Long-Term Debt                     Q. Subsequent Event



A. Accounting Policies

   Basis of Presentation At the close of business on December 31, 1996, American Financial Group, Inc. ("AFG"), which owns 100% of the Common Stock of American Financial Corporation ("AFC"), contributed to AFC 81% of the common stock of its wholly-owned subsidiary, American Premier Underwriters, Inc. ("American Premier" or "APU"). Since AFC and American Premier were under AFG's common control, the acquisition of American Premier has been recorded by AFC at AFG's historical cost in a manner similar to a pooling of interests.

   The consolidated financial statements include the accounts of AFC and its subsidiaries. Certain reclassifications have been made to prior years to conform to the current year's presentation. All significant intercompany balances and transactions have been eliminated. With the exception of the acquisition of American Premier, all acquisitions have been treated as purchases. The results of operations of companies since their formation or acquisition are included in the consolidated financial statements.

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

   Investments Debt securities are classified as "held to maturity" and reported at amortized cost if AFC has the positive intent and ability to hold them to maturity. Debt and equity securities are classified as "available for sale" and reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity if the securities are not classified as held to maturity or bought and held principally for selling in the near term. At December 31, 1998, AFC reclassified "held to maturity" securities with an amortized cost of $2.6 billion to "available for sale" to give management greater flexibility to react to changing market conditions. This reclassification resulted in an increase of $98.8 million in the carrying value of fixed maturity investments and (after effects of income taxes, minority interest, and adjustments related to deferred policy acquisition costs) an increase of $48.8 million in shareholders' equity. The transfer had no effect on net earnings.

   Short-term investments are carried at cost; loans receivable are carried primarily at the aggregate unpaid balance. Premiums and discounts on mortgage-backed securities are amortized over their expected average lives using the interest method.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Gains or losses on sales of securities are recognized at the time of disposition with the amount of gain or loss determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other than temporary, a provision for impairment is charged to earnings and the carrying value of that investment is reduced.

   Investment in Investee Corporation Investments in securities of 20%- to 50%-owned companies are generally carried at cost, adjusted for AFC's proportionate share of their undistributed earnings or losses.

   Cost in Excess of Net Assets Acquired The excess of cost of subsidiaries and investees over AFC's equity in the underlying net assets ("goodwill") is being amortized over 40 years.

   Insurance As discussed under "Reinsurance" below, unpaid losses and loss adjustment expenses and unearned premiums have not been reduced for reinsurance recoverable.

     Reinsurance In the normal course of business, AFC's insurance subsidiaries cede reinsurance to other companies to diversify risk and limit maximum loss arising from large claims. To the extent that any reinsuring companies are unable to meet obligations under the agreements covering reinsurance ceded, AFC's insurance subsidiaries would remain liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. AFC's insurance subsidiaries report as assets (a) the estimated reinsurance recoverable on unpaid losses, including an estimate for losses incurred but not reported, and (b) amounts paid to reinsurers applicable to the unexpired terms of policies in force. AFC's insurance subsidiaries also assume reinsurance from other companies. Income on reinsurance assumed is recognized based on reports received from ceding reinsurers.

     Deferred Acquisition Costs Policy acquisition costs (principally commissions, premium taxes and other underwriting expenses) related to the production of new business are deferred ("DPAC"). For the property and casualty companies, the deferral of acquisition costs is limited based upon their recoverability without any consideration for anticipated investment income. DPAC is charged against income ratably over the terms of the related policies. For the annuity companies, DPAC is amortized, with interest, in relation to the present value of expected gross profits on the policies.

     Unpaid Losses and Loss Adjustment Expenses The net liabilities stated for unpaid claims and for expenses of investigation and adjustment of unpaid claims are based upon (a) the accumulation of case estimates for losses reported prior to the close of the accounting period on the direct business written; (b) estimates received from ceding reinsurers and insurance pools and associations; (c) estimates of unreported losses based on past experience; (d) estimates based on experience of expenses for investigating and adjusting claims and (e) the current state of the law and coverage litigation. These liabilities are subject to the impact of changes in claim amounts and frequency and other factors. In spite of the variability inherent in such estimates, management believes that the liabilities for unpaid losses and loss adjustment expenses are adequate. Changes in estimates of the liabilities for losses and loss adjustment expenses are reflected in the Statement of Earnings in the period in which determined.

     Annuity Benefits Accumulated Annuity receipts and benefit payments are recorded as increases or decreases in "annuity benefits accumulated" rather than as revenue and expense. Increases in this liability for interest credited are charged to expense and decreases for surrender charges are credited to other income.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

     Life, Accident and Health Reserves Liabilities for future policy benefits under traditional life, accident and health policies are computed using the net level premium method. Computations are based on anticipated investment yield, mortality, morbidity and surrenders and include provisions for unfavorable deviations. Reserves are modified as necessary to reflect actual experience and developing trends.

     Assets Held In and Liabilities Related to Separate Accounts Separate account assets and related liabilities represent variable annuity deposits and, in 1997, include deposits maintained by several banks under a tax-deferred annuity program previously offered by American Annuity Group, Inc.'s ("AAG's") Funeral Services division, which was sold in 1998 (see Note B).

     Premium Recognition Property and casualty premiums are earned over the terms of the policies on a pro rata basis. Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force. On reinsurance assumed from other insurance companies or written through various underwriting organizations, unearned premiums are based on reports received from such companies and organizations. For traditional life, accident and health products, premiums are recognized as revenue when legally collectible from policyholders. For interest-sensitive life and universal life products, premiums are recorded in a policyholder account which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses.

     Policyholder Dividends Dividends payable to policyholders are included in "Accounts payable, accrued expenses and other liabilities" and represent estimates of amounts payable on participating policies which share in favorable underwriting results. The estimate is accrued during the period in which the related premium is earned. Changes in estimates are included in income in the period determined. Policyholder dividends do not become legal liabilities unless and until declared by the boards of directors of the insurance companies.

   Minority Interest For balance sheet purposes, minority interest represents the interests of noncontrolling shareholders in AFC subsidiaries, including preferred securities issued by trust subsidiaries of AAG, and AFG's direct ownership interest in American Premier and American Financial Enterprises, Inc. ("AFEI"). For income statement purposes, minority interest expense represents those shareholders' interest in the earnings of AFC subsidiaries as well as accrued distributions on the trust preferred securities.

   Issuances of Stock by Subsidiaries and Investees Changes in AFC's equity in a subsidiary or an investee caused by issuances of the subsidiary's or investee's stock are accounted for as gains or losses where such issuance is not a part of a broader reorganization.

   Income Taxes AFC files consolidated federal income tax returns which include all 80%-owned U.S. subsidiaries, except for certain life insurance subsidiaries and their subsidiaries. Deferred income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. Deferred tax assets are recognized if it is more likely than not that a benefit will be realized.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Benefit Plans AFC provides retirement benefits to qualified employees of participating companies through contributory and noncontributory defined contribution plans contained in AFG's Retirement and Savings Plan. Under the retirement portion of the plan, company contributions (approximately 6% of covered compensation in 1998) are invested primarily in securities of AFG and affiliates. Under the savings portion of the plan, AFC matches a specific portion of employee contributions. Contributions to benefit plans are charged against earnings in the year for which they are declared.

   AFC and many of its subsidiaries provide health care and life insurance benefits to eligible retirees. AFC also provides postemployment benefits to former or inactive employees (primarily those on disability) who were not deemed retired under other company plans. The projected future cost of providing these benefits is expensed over the period the employees earn such benefits.

   Start-up Costs Certain costs associated with introducing new products and distribution channels are deferred by AAG and are amortized on a straight-line basis over 5 years. Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," was issued during the second quarter of 1998 and is effective for fiscal years beginning after December 15, 1998. The SOP requires that (i) costs of start-up activities be expensed as incurred and (ii) unamortized balances of previously deferred costs be expensed no later than the first quarter of 1999 and reported as the cumulative effect of a change in accounting principle. AAG had approximately $7 million in capitalized start-up costs at December 31, 1998.

   Derivatives The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," during the second quarter of 1998. SFAS No. 133 is effective for fiscal periods (both years and quarters) beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments that are embedded in other contracts, and for hedging activities. SFAS No. 133 requires the recognition of all derivatives (both assets and liabilities) in the statement of financial position at fair value. Changes in fair value of derivative instruments are included in current income or as a component of comprehensive income (outside current income) depending on the type of derivative. Implementation of SFAS No. 133 is not expected to have a material effect on AFC's financial position or results of operations.

   Comprehensive Income Effective January 1, 1998, AFC implemented SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 uses the term "comprehensive income" to describe the total of net earnings plus other comprehensive income. For AFC, other comprehensive income represents the change in net unrealized gain on marketable securities net of deferred taxes. Implementation of this statement had no impact on net earnings or shareholders' equity. Appropriate data for prior periods has been added to conform to the current presentation.

   Statement of Cash Flows For cash flow purposes, "investing activities" are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. Annuity receipts, benefits and withdrawals are also reflected as financing activities. All other activities are considered "operating". Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

   Fair Value of Financial Instruments Methods and assumptions used in estimating fair values are described in Note P to the financial statements. These fair values represent point-in-time estimates of value that might not be particularly relevant in predicting AFC's future earnings or cash flows.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

B. Acquisitions and Sales of Subsidiaries and Investees

   Commercial Lines Division In December 1998, AFC completed the sale of substantially all of its commercial lines division to Ohio Casualty Corporation for $300 million plus warrants to purchase
   3 million shares of Ohio Casualty common stock.  AFC retained
   $300 million in securities it would otherwise have transferred to Ohio Casualty in connection with the reinsurance of business assumed by Ohio Casualty. For accounting purposes, the insurance liabilities ceded to Ohio Casualty and the deferred a gain of $103 million on the insurance ceded to Ohio Casualty and recognized sale of the other net assets are required to be accounted for separately. AFC a pretax gain of $153 million on the sale of the other net assets. The deferred gain is being recognized over the estimated remaining settlement period (weighted average of 4.25 years) of the claims ceded. AFC may receive up to an additional $40 million in the year 2000 based upon the retention and growth of the insurance businesses acquired by Ohio Casualty. The commercial lines sold generated net written premiums of approximately $250 million in 1998 (11 months), $315 million in 1997 and $314 million in 1996.

   Funeral Services division In September 1998, AAG sold its Funeral Services division for approximately $165 million in cash. The division held assets of approximately $1 billion at the sale date. AFC realized a third quarter pretax gain of $21.6 million, before $2.7 million of minority interest, on this sale.

   Chiquita During 1997 and 1998, Chiquita issued shares of its common stock in acquisitions of operating businesses. AFC recorded pretax gains of $11.4 million in the fourth quarter of 1997, $7.7 million in the first quarter of 1998 and $1.7 million in the second quarter of 1998 representing the excess of AFC's equity in Chiquita following the issuances of its common stock over AFC's previously recorded carrying value.

   Millennium Dynamics, Inc. In December 1997, AFC completed the sale of the assets of its software solutions and consulting services subsidiary, Millennium Dynamics, Inc. ("MDI"), to a subsidiary of Peritus Software Services, Inc. for $30 million in cash and 2,175,000 shares of Peritus common stock. AFC recognized a pretax gain of approximately $50 million on the sale.

   Peritus experienced difficulties in 1998, wrote off substantial amounts of its assets, and reported significant losses throughout the year. As a result, AFC recognized a pretax realized loss of $26.9 million and reduced its carrying value of Peritus shares to a nominal value at December 31, 1998.

   Citicasters In 1996, AFC sold its investment in Citicasters to Jacor Communications for approximately $220 million in cash plus warrants to purchase Jacor common stock. AFC realized a pretax gain of approximately $169 million, before minority interest of $6.5 million, on the sale.

   Buckeye In 1996, AFC sold Buckeye Management Company to Buckeye's management (including an AFG director who resigned in March 1996) and employees for $60 million in cash, net of transaction costs. AFC recognized a $33.9 million pretax gain on the sale.

C. Segments of Operations Following the sale of substantially all of its Commercial lines division, AFC's property and casualty group is engaged primarily in private passenger automobile and specialty insurance businesses. The Personal group consists of the nonstandard auto group along with the preferred/standard private passenger auto and other personal insurance business, formerly included in the Commercial and Personal lines. The Specialty group now includes a highly diversified group of specialty business units (formerly, Specialty lines) plus the commercial business previously included in the Commercial and Personal

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES lines. AFC's annuity and life business markets primarily retirement products as well as life and supplemental health insurance. AFC's businesses operate throughout the United States. In addition, AFC has owned significant portions of the voting equity securities of certain companies (investee corporation - see Note E).

   Effective January 1, 1998, AFC implemented SFAS No. 131,
   "Disclosures about Segments of an Enterprise and Related
   Information." SFAS No. 131 requires segment information to be reported based on how management internally evaluates the operating performance of its business units. Implementation of this standard had no impact on AFC's financial position or results of operations.

   The following tables (in thousands) show AFC's assets, revenues and operating profit (loss) by significant business segment.
   Operating profit (loss) represents total revenues less operating expenses.

                                               1998         1997         1996
   Assets
   Property and casualty insurance (a)  $ 8,278,898  $ 7,517,856  $ 7,116,088
   Annuities and life                     7,174,544    7,693,463    7,009,127
   Other                                    202,287      325,949      674,297
                                         15,655,729   15,537,268   14,799,512
   Investment in investees                  192,138      200,714      199,651

                                        $15,847,867  $15,737,982  $14,999,163
   Revenues (b)
   Property and casualty insurance:
     Premiums earned:
       Personal                         $ 1,289,689  $ 1,356,642  $ 1,447,751
       Specialty                          1,371,509    1,429,143    1,355,906
       Other lines                           37,540       38,596       40,855
                                          2,698,738    2,824,381    2,844,512
     Investment and other income            643,106      448,849      500,897
                                          3,341,844    3,273,230    3,345,409
   Annuities and life (c)                   729,854      638,348      585,079
   Other                                        331      146,888      200,315
                                          4,072,029    4,058,466    4,130,803
   Equity in net losses of investees        (13,198)      (5,564)     (16,955)

                                        $ 4,058,831  $ 4,052,902  $ 4,113,848

   Operating Profit (Loss)
   Property and casualty insurance:
     Underwriting:
       Personal                         $    34,029  $    21,235  ($   55,989)
       Specialty                            (67,131)        (324)     155,405
       Other lines (d)                     (256,360)     (62,470)    (180,125)
                                           (289,462)     (41,559)     (80,709)
     Investment and other income            505,801      311,169      359,002
                                            216,339      269,610      278,293
   Annuities and life                       128,074       93,794       77,119
   Other (e)                               (120,394)     (24,076)       1,086
                                            224,019      339,328      356,498
   Equity in net losses of investees        (13,198)      (5,564)     (16,955)

                                        $   210,821  $   333,764   $  339,543

   (a) Not allocable to segments.
   (b) Revenues include sales of products and services as well as other income earned by the respective segments.
   (c) Represents primarily investment income.
   (d) Represents primarily losses related to asbestos and other environmental matters ("A&E").
   (e) Includes holding company expenses.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

D. Investments Fixed maturities and other stocks at December 31, consisted of the following (in millions):

                                                                           1998
                                             Available for Sale                               Held to Maturity
                                  Amortized      Market  Gross Unrealized        Amortized        Market     Gross Unrealized
                                       Cost       Value    Gains   Losses             Cost         Value      Gains    Losses
   Fixed maturities:
     United States Government
      and government agencies
      and authorities              $  507.5   $   537.6   $ 30.2   ($  .1)      $     -      $      -      $   -      $  -
     States, municipalities and
      political subdivisions          137.0       144.8      7.8       -              -             -          -         -
     Foreign government                67.3        71.0      3.8      (.1)            -             -          -         -
     Public utilities                 688.0       717.8     29.9      (.1)            -             -          -         -
     Mortgage-backed securities     2,399.9     2,493.2    102.0     (8.7)            -             -          -         -
     All other corporate            6,061.4     6,297.0    265.9    (30.3)            -             -          -         -
     Redeemable preferred stocks       59.3        62.0      3.5      (.8)            -             -          -         -

                                   $9,920.4   $10,323.4   $443.1   ($40.1)      $     -      $      -      $   -      $  -

   Other stocks                    $  207.3   $   430.3   $230.7   ($ 7.7)

                                                                           1997
                                             Available for Sale                               Held to Maturity
                                  Amortized      Market  Gross Unrealized        Amortized        Market     Gross Unrealized
                                       Cost       Value    Gains   Losses             Cost         Value      Gains    Losses
   Fixed maturities:
     United States Government
      and government agencies
      and authorities              $  600.8   $   618.6   $ 18.1   ($  .3)        $     -      $      -      $   -      $  -
     States, municipalities and
      political subdivisions           86.7        89.3      2.6       -              72.0          73.6        1.8       (.2)
     Foreign government                55.9        57.9      2.1      (.1)             8.3           8.9         .6        -
     Public utilities                 359.3       374.7     15.7      (.3)           459.7         466.7        8.3      (1.3)
     Mortgage-backed securities     1,715.7     1,779.4     65.5     (1.8)           868.9         899.4       30.6       (.1)
     All other corporate            4,336.9     4,536.9    200.0       -           1,918.1       1,969.3       52.7      (1.5)
     Redeemable preferred stocks       70.4        76.0      5.9      (.3)              -             -          -         -

                                   $7,225.7   $ 7,532.8   $309.9   ($ 2.8)        $3,327.0     $ 3,417.9     $ 94.0    ($ 3.1)

   Other stocks                    $  153.3   $   446.2   $293.7   ($  .8)

   The table below sets forth the scheduled maturities of fixed maturities based on market value as of December 31, 1998. Data based on amortized cost is generally the same. Mortgage-backed securities had an average life of approximately 4.6 years at December 31, 1998.

              Maturity
            One year or less                        6%
            After one year through five years      25
            After five years through ten years     30
            After ten years                        15
                                                   76
            Mortgage-backed securities             24
                                                  100%

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

   Included in "Other stocks" at December 31, 1998 and 1997, are
   $243 million and $313 million, respectively, of securities of Provident Financial Group, Inc. which exceeded 10% of
   Shareholders' Equity.

   Realized gains (losses) and changes in unrealized appreciation
   (depreciation) on fixed maturity and equity security investments are summarized as follows (in thousands):

                              Fixed       Equity         Tax
                         Maturities   Securities     Effects        Total
     1998
     Realized(*)           $ 25,841    ($ 19,566)  ($  2,196)    $  4,079
     Change in Unrealized     4,982      (69,900)     22,721      (42,197)

     1997
     Realized                11,542       34,464     (16,102)      29,904
     Change in Unrealized   222,188      107,600    (115,426)     214,362

     1996
     Realized               (16,545)      13,075       8,199        4,729
     Change in Unrealized  (271,803)      70,000      70,631     (131,172)

     (*) Includes $6.8 million in realized gains on fixed maturities transferred to Ohio Casualty in connection with the sale of the Commercial lines division (see Note B).

   Transactions in fixed maturity investments included in the Statement of Cash Flows consisted of the following (in millions):

                                    Maturities
                                           and               Gross   Gross
                         Purchases Redemptions     Sales     Gains  Losses
     1998
     Held to Maturity (*) $     .8    $  584.8  $   45.3     $12.1  ($  .5)
     Available for Sale    2,154.4       663.8     750.2      24.9   (17.5)
          Total           $2,155.2    $1,248.6  $  795.5     $37.0  ($18.0)

     1997
     Held to Maturity     $    5.6    $  422.3  $    8.0     $  .5  ($ 1.0)
     Available for Sale    2,549.5       475.5   1,399.6      37.7   (25.7)
          Total           $2,555.1    $  897.8  $1,407.6     $38.2  ($26.7)

     1996
     Held to Maturity     $  202.2    $  331.0  $    9.3     $ 2.4  ($ 1.2)
     Available for Sale    1,925.8       284.8     871.8      29.6   (47.3)
          Total           $2,128.0    $  615.8  $  881.1     $32.0  ($48.5)

     (*)Prior to reclassification to available for sale at December 31, 1998.

   Securities classified as "held to maturity" having amortized cost of $41.8 million, $8.2 million and $9.5 million were sold for gains (losses) of $603,000, ($170,000) and ($159,000) in 1998,
   1997 and 1996, respectively, due to significant deterioration in the issuers' creditworthiness.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

E. Investment in Investee Corporation Investment in investee corporation reflects AFC's ownership of 24 million shares (37%) of Chiquita common stock. The market value of this investment was $229 million and $391 million at December 31, 1998 and 1997, respectively. Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods. Equity in net losses excludes AFC's share of amounts included in extraordinary items; the amount for 1996 includes $1.5 million in earnings from Citicasters which was sold in 1996.

   Summarized financial information for Chiquita at December 31, is shown below (in millions).

                                                 1998     1997     1996

     Current Assets                            $  840   $  783
     Noncurrent Assets                          1,669    1,618
     Current Liabilities                          531      483
     Noncurrent Liabilities                     1,184    1,138
     Shareholders' Equity                         794      780

     Net Sales                                 $2,720   $2,434   $2,435
     Operating Income                              79      100       84
     Loss Before Extraordinary Items              (18)     -        (28)
     Extraordinary Loss from Debt Refinancings    -        -        (23)
     Net Loss                                     (18)     -        (51)
     Net Loss Attributable to Common Shares       (36)     (17)     (63)

   Operating income for 1998 includes $74 million of fourth quarter write-downs and costs resulting from widespread flooding in Honduras and Guatemala caused by Hurricane Mitch.

F. Cost in Excess of Net Assets Acquired At December 31, 1998 and 1997, accumulated amortization of the excess of cost over net assets of purchased subsidiaries amounted to approximately
   $143 million and $133 million, respectively. Amortization expense was $12.2 million in 1998, $11.6 million in 1997 and $10.8 million in 1996.

G. Payable to American Financial Group Following the Mergers, American Premier agreed to lend up to $675 million to AFC under a line of credit. Borrowings under the credit line bore interest at 11-5/8%. On December 27, 1996, American Premier paid a dividend to AFG which consisted of the $675 million note receivable plus accrued interest. Subsequently, AFG contributed $450 million of the note to AFC.

   Also, subsequent to the Mergers, American Premier entered into a credit agreement with AFG under which American Premier and AFG made loans of up to $250 million available to each other. The balance outstanding under the credit line bore interest at a variable rate of one percent over LIBOR.

   In December 1997, AFG's credit agreements with AFC and APU were replaced with a ten-year reciprocal Master Credit Agreement among AFG and several subsidiary holding companies, including APU, AFC and AFC's direct parent, AFC Holding Company, under which funds are made available to each other at one percent over LIBOR.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

H. Other Long-Term Debt Long-term debt consisted of the following at December 31, (in thousands):

                                                            1998       1997
   Holding Companies:
    AFC notes payable under bank line                   $ 80,000   $ 45,000
    AFC 9-3/4% Debentures due April 2004, less discount
     of $618 and $737 (imputed rate - 9.8%)               78,560     79,792
    American Premier Underwriters, Inc. ("APU")
     9-3/4% Subordinated Notes due August 1999,
     including premium of $487 and $1,224
     (imputed rate - 8.8%)                                89,467     92,127
    APU 10-5/8% Subordinated Notes due April 2000,
     including premium of $883 and $1,559
     (imputed rate - 8.8%)                                41,518     43,889
    APU 10-7/8% Subordinated Notes due May 2011,
     including premium of $1,471 and $1,584
     (imputed rate - 9.6%)                                17,473     17,586
    Other                                                  8,518      8,267

                                                        $315,536   $286,661

   Subsidiaries:
    AAG 6-7/8% Senior Notes due June 2008               $100,000   $   -
    AAG notes payable under bank line                     27,000    107,000
    AAG 11-1/8% Senior Subordinated Notes                   -        24,080
    Notes payable secured by real estate                  37,602     49,525
    Other                                                 12,294     13,479

                                                        $176,896   $194,084

   At December 31, 1998, sinking fund and other scheduled principal payments on debt for the subsequent five years were as follows (in thousands):

                  Holding
                Companies     Subsidiaries            Total
      1999        $88,980          $ 1,986          $90,966
      2000         40,635            8,685           49,320
      2001           -               1,382            1,382
      2002         85,608            1,268           86,876
      2003           -              28,294           28,294

   Debentures purchased in excess of scheduled payments may be applied to satisfy any sinking fund requirement. The scheduled principal payments shown above assume that debentures previously purchased are applied to the earliest scheduled retirements.

   In February 1998, AFC entered into an unsecured credit agreement with a group of banks under which AFC can borrow up to $300 million through December 2002. Borrowings bear interest at floating rates based on prime or Eurodollar rates. At December 31, 1998 and 1997, the weighted average interest rate on amounts borrowed under this bank credit line and a previous one was 5.68% and 6.81%, respectively.

   In January 1998, AAG replaced its existing bank lines with a $200 million unsecured credit agreement. Loans under the credit agreement mature from 2000 to 2003 and bear interest at floating rates based on prime or Eurodollar rates. At December 31, 1998 and 1997, the weighted average interest rate on amounts borrowed under AAG's bank credit line was 6.09% and 6.80%, respectively.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   In February 1998, AAG borrowed under the credit line and retired its 11-1/8% Notes. In June 1998, AAG issued $100 million principal amount of 6-7/8% Senior Notes due 2008 and used the net proceeds to reduce outstanding indebtedness under the credit line.

   Significant retirements of long-term debt since January 1, 1997, have been as follows (in millions):

                              Year      Principal      Cost

     AFC Debentures           1997          $85.0     $96.7
                              1998            1.4       1.4

     APU Notes                1997           11.3      12.5
                              1998            3.6       3.8

     AAG Notes                1997           40.8      42.5
                              1998           24.1      24.8

   Cash interest payments of $73 million, $98 million and $83 million were made on long-term debt in 1998, 1997 and 1996, respectively.

I. Minority Interest Minority interest in AFC's balance sheet is comprised of the following (in thousands):

                                                       1998      1997
      Interest of AFG (parent) and noncontrolling
        shareholders in subsidiaries' common
        stock                                      $299,335  $284,619
      Preferred securities issued by
        subsidiary trusts                           225,000   225,000

                                                   $524,335  $509,619

   Trust Issued Preferred Securities Wholly-owned subsidiary trusts of AAG have issued $225 million of preferred securities and, in turn, purchased $225 million of newly-authorized AAG subordinated debt issues which provide interest and principal payments to fund the respective trusts' obligations. The preferred securities are mandatorily redeemable upon maturity or redemption of the subordinated debt.

   The preferred securities are summarized as follows:

    Date of                                               Optional
    Issuance       Issue (Maturity Date)        Amount   Redemption Dates

    November 1996  AAG 9-1/4% TOPrS (2026)  75,000,000   On or after 11/7/2001
    March 1997     AAG 8-7/8% Pfd   (2027)  75,000,000   On or after 3/1/2007
    May 1997       AAG 7-1/4% ROPES (2041)  75,000,000   Prior to 9/28/2000 and
                                                           after 9/28/2001

   AAG effectively provides unconditional guarantees of its trusts' obligations.

   Minority Interest Expense Minority interest expense is comprised of (in thousands):

                                                1998      1997      1996
      Interest of AFG (parent) and
        noncontrolling shareholders in
        earnings of subsidiaries             $26,248   $29,978   $53,717
      Accrued distributions on trust issued
        preferred securities                  19,031    15,499     1,031

                                             $45,279   $45,477   $54,748

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

J. Shareholders' Equity  At December 31, 1998 and 1997, American
   Financial Group owned all of the outstanding shares of AFC's
   Common Stock. The number of shares of AFC Common Stock outstanding were reduced from 45,000,000 to 10,593,000 in connection with the retirement of Series F and G Preferred Stock in December 1997.

   Preferred Stock  Under provisions of both the Nonvoting
   (4.0 million shares authorized) and Voting (4.0 million shares authorized) Cumulative Preferred Stock, the Board of Directors may divide the authorized stock into series and set specific terms and conditions of each series. At December 31, 1998 and 1997, the outstanding voting shares of AFC's Preferred Stock consisted of the following:

      Series J, no par value; $25.00 liquidating value per share;
       annual dividends per share $2.00; redeemable at $25.75 per share beginning December 2005 declining to $25.00 at December 2007; 2,886,161 shares (stated value $72.2 million) outstanding at December 31, 1998 and 1997.

   In December 1997, AFC retired all shares of its Series F and G
   Preferred Stock in exchange for approximately $244 million in cash and 2,886,161 shares of the Series J Preferred Stock. AFC recognized a charge to retained earnings of $153.3 million representing the excess of total consideration paid over the stated value of the preferred stock retired.

   In 1996, AFC redeemed 1.6 million shares of its Series F Preferred Stock for $31.9 million and purchased 250,000 shares of Series F from its retirement plan for $5.0 million. In 1996, AFC issued
   1.6 million shares of its Series G Preferred Stock to its retirement plan for $16.8 million.

   Unrealized Gain on Marketable Securities The change in net unrealized gain on marketable securities included the following (in millions):

                                                         Tax  Minority
                                             Pretax  Effects  Interest     Net
                     1998
   Unrealized holding gains (losses) on
     securities arising during the period    ($50.5)   $19.0      $1.2  ($30.3)
   Unrealized gain on securities transferred
     from held to maturity                     87.0    (30.4)     (7.8)   48.8
   Less reclassification adjustment for
     realized gains included in net
     income and unrealized gains of
     subsidiaries sold                        (20.4)     7.1       1.9   (11.4)
   Change in net unrealized gain on
     marketable securities                    $16.1    ($4.3)    ($4.7)   $7.1

                     1997
   Unrealized holding gains (losses) on
     securities arising during the period    $320.2  ($112.2)   ($20.7) $187.3
   Less reclassification adjustment for
     realized gains included in net income    (51.5)    18.0       4.0   (29.5)
   Change in net unrealized gain on
     marketable securities                   $268.7  ($ 94.2)   ($16.7) $157.8

                     1996
   Unrealized holding gains (losses) on
     securities arising during the period   ($ 94.3)  $ 21.5     $11.5  ($61.3)
   Less reclassification adjustment for
     realized gains included in net income      4.7     (1.7)      1.2     4.2
   Change in net unrealized gain on
     marketable securities                  ($ 89.6)  $ 19.8     $12.7 ($ 57.1)

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

K. Income Taxes  The following is a reconciliation of income taxes at the statutory rate of 35% and income taxes as shown in the
   Statement of Earnings (in thousands):
                                                  1998       1997       1996
    Earnings before income taxes
      and extraordinary items                 $210,821   $333,764   $339,543
    Extraordinary items before income taxes     (1,258)   (11,201)   (34,892)

    Adjusted earnings before income taxes     $209,563   $322,563   $304,651

    Income taxes at statutory rate            $ 73,347    112,897   $106,628
    Effect of:
      Minority interest                          9,055     10,168     18,507
      Losses utilized                           (6,572)    (3,164)   (43,789)
      Amortization of intangibles                4,566      3,362      3,065
      Dividends received deduction              (2,189)    (2,002)    (7,450)
      Other                                      2,716        (88)     5,694
    Total provision                             80,923    121,173     82,655

    Amounts applicable to extraordinary items      495      4,054      7,003
    Provision for income taxes as shown
      on the Statement of Earnings            $ 81,418   $125,227   $ 89,658

   Adjusted earnings before income taxes consisted of the following (in thousands):

                                                  1998       1997       1996
    Subject to tax in:
      United States                           $202,094   $331,855   $318,919
      Foreign jurisdictions                      7,469     (9,292)   (14,268)

                                              $209,563   $322,563   $304,651

   The total income tax provision consists of (in thousands):

                                                  1998       1997       1996
       Current taxes (credits):
         Federal                              $ 61,501   $ 27,875    $22,450
         Foreign                                    94       -        (1,735)
         State                                     652     (2,544)     6,369
       Deferred taxes:
         Federal                                18,254     96,301     55,250
         Foreign                                   422       (459)       321

                                              $ 80,923   $121,173    $82,655

   For income tax purposes, certain members of the AFC consolidated tax group had the following carryforwards available at December 31, 1998 (in millions):

                                 Expiring         Amount
                     {           1999 - 2003         $70
       Operating Loss{           2004 - 2008          56
       Capital Loss                     1999          68
       Other - Tax Credits                            15

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Deferred income tax assets and liabilities reflect temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The significant components of deferred tax assets and liabilities included in the Balance Sheet at December 31, were as follows (in millions):

                                              1998      1997
       Deferred tax assets:
         Net operating loss carryforwards   $ 44.3    $ 66.6
         Capital loss carryforwards           23.7      32.0
         Insurance claims and reserves       291.2     287.5
         Other, net                          110.0     148.8
                                             469.2     534.9
         Valuation allowance for deferred
           tax assets                        (88.6)    (97.9)
                                             380.6     437.0
       Deferred tax liabilities:
         Deferred acquisition costs         (121.3)   (127.4)
         Investment securities              (267.9)   (268.2)
                                            (389.2)   (395.6)

       Net deferred tax asset (liability)  ($  8.6)   $ 41.4


   The gross deferred tax asset has been reduced by a valuation allowance based on an analysis of the likelihood of realization. Factors considered in assessing the need for a valuation allowance include: (i) recent tax returns, which show neither a history of large amounts of taxable income nor cumulative losses in recent years, (ii) opportunities to generate taxable income from sales of appreciated assets, and (iii) the likelihood of generating larger amounts of taxable income in the future. The likelihood of realizing this asset will be reviewed periodically; any adjustments required to the valuation allowance will be made in the period in which the developments on which they are based become known. The aggregate valuation allowance decreased by $9.3 million in 1998 due primarily to the utilization of net operating loss carryforwards previously reserved.

   Cash payments for income taxes, net of refunds, were $41.4 million, $43.7 million and $40.2 million for 1998, 1997 and 1996, respectively.

L. Extraordinary Items Extraordinary items represent AFC's proportionate share of gains and losses related to debt retirements by the following companies. Amounts shown are net of minority interest and income tax benefits (in thousands):

                                      1998       1997       1996
     Holding Companies:
       AFC (parent)                  ($ 77)   ($5,395)  ($ 9,672)
       APU (parent)                    (37)      (502)    (2,636)
     Subsidiaries:
       AAG                            (649)    (1,250)    (7,159)
       Other                            -         -           57
     Investee:
       Chiquita                         -         -       (8,479)

                                     ($763)   ($7,147)  ($27,889)

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

M. Commitments and Contingencies Loss accruals (included in other liabilities) have been recorded for various environmental and occupational injury and disease claims and other contingencies arising out of the railroad operations disposed of by American Premier's predecessor, Penn Central Transportation Company ("PCTC"), prior to its bankruptcy reorganization in 1978. Under purchase accounting in connection with the Mergers, any such excess liability will be charged to earnings in AFC's financial statements.

   American Premier's liability for environmental claims of $32.4 million at December 31, 1998, consists of a number of proceedings and claims seeking to impose responsibility for hazardous waste remediation costs at certain railroad sites formerly owned by PCTC and certain other sites where hazardous waste was allegedly generated by PCTC's railroad related operations. It is difficult to estimate remediation costs for a number of reasons, including the number and financial resources of other potentially responsible parties, the range of costs for remediation alternatives, changing technology and the time period over which these matters develop. American Premier's liability is based on information currently available and is subject to change as additional information becomes available.

   American Premier's liability for occupational injury and disease claims of $48.1 million at December 31, 1998, includes pending and expected claims by former employees of PCTC for injury or disease allegedly caused by exposure to excessive noise, asbestos or other substances in the workplace. Anticipated recoveries of $29.5 million on these liabilities are included in other assets. Recorded amounts are based on the accumulation of estimates of reported and unreported claims and related expenses and estimates of probable recoveries from insurance carriers.

   AFC has accrued approximately $10.6 million at December 31, 1998, for environmental costs and certain other matters associated with the sales of former operations.

   In management's opinion, the outcome of the items discussed under "Uncertainties" in Management's Discussion and Analysis and the above claims and contingencies will not, individually or in the aggregate, have a material adverse effect on AFC's financial condition or results of operations.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

N. Quarterly Operating Results (Unaudited) The operations of certain of AFC's business segments are seasonal in nature. While insurance premiums are recognized on a relatively level basis, claim losses related to adverse weather (snow, hail, hurricanes, tornadoes, etc.) may be seasonal. Historically, Chiquita's operations are significantly stronger in the first and second quarters than in the third and fourth quarters. Quarterly results necessarily rely heavily on estimates. These estimates and certain other factors, such as the nature of investees' operations and discretionary sales of assets, cause the quarterly results not to be necessarily indicative of results for longer periods of time. The following are quarterly results of consolidated operations for the two years ended December 31, 1998 (in millions).

                                   1st       2nd       3rd      4th      Total
                               Quarter   Quarter   Quarter  Quarter       Year
             1998
     Revenues                 $1,016.7  $1,038.1  $1,032.4   $971.6   $4,058.8
     Earnings (loss) before
       extraordinary items        66.4      39.6      58.0    (34.6)     129.4
     Extraordinary items           (.7)      (.1)       -        -         (.8)
     Net earnings (loss)          65.7      39.5      58.0    (34.6)     128.6


             1997
     Revenues                   $945.6    $987.5  $1,034.7 $1,085.1   $4,052.9
     Earnings before
       extraordinary items        62.0      60.7      34.9     50.9      208.5
     Extraordinary items           (.1)       -       (6.9)     (.1)      (7.1)
     Net earnings                 61.9      60.7      28.0     50.8      201.4

   In the second quarter of 1998, AFC recorded approximately
   $41 million of losses due to severe storms in the midwestern part of the country. In the fourth quarter of 1998, AFC increased A&E reserves by recording a non-cash, pretax charge of $214 million. In the fourth quarter of 1997, AFC increased California workers' compensation reserves by approximately $25 million due to increased claims severity related to business written in 1996 and 1997. The fourth quarter of 1997 also includes income of $46.3 million (included in "other income") from the sale of development rights in New York City.

   AFC has realized substantial gains on sales of subsidiaries and investees in recent years. See Note B for a more detailed description of these and other transactions. Sales of subsidiaries also includes pretax charges of $10.5 million and $5.0 million in the third and fourth quarters of 1998, respectively, and $17.0 million in the fourth quarter of 1997 relating to operations expected to be disposed of. Realized gains on sales of securities, affiliates and other investments amounted to (in millions):

                              1st      2nd      3rd      4th      Total
                          Quarter  Quarter  Quarter  Quarter       Year
       1998                 $22.0     $8.9    $25.4   $123.4     $179.7
       1997                   2.5      4.2     29.7     54.6       91.0

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

O. Insurance Securities owned by insurance subsidiaries having a carrying value of approximately $900 million at December 31, 1998, were on deposit as required by regulatory authorities.

   Insurance Reserves The liability for losses and loss adjustment expenses for certain long-term scheduled payments under workers' compensation, auto liability and other liability insurance has been discounted at rates ranging from 3.5% to 8%. As a result, the total liability for losses and loss adjustment expenses at December 31, 1998, has been reduced by $41 million.

   The following table provides an analysis of changes in the liability for losses and loss adjustment expenses, net of reinsurance (and grossed up), over the past three years on a GAAP basis (in millions):

                                             1998      1997      1996

    Balance at beginning of period         $3,489    $3,404    $3,393

    Provision for losses and LAE
      occurring in the current year         2,059     2,045     2,179
    Net increase (decrease) in provision
       for claims of prior years              156        31       (48)
                                            2,215     2,076     2,131
    Payments for losses and LAE of:
      Current year                           (885)     (840)     (999)
      Prior years                          (1,110)   (1,151)   (1,121)
                                           (1,995)   (1,991)   (2,120)

    Reserves transferred to Ohio Casualty    (481)      -        -
    Reclassification of allowance for
      uncollectable reinsurance                77       -         -

    Balance at end of period               $3,305    $3,489    $3,404

    Add back reinsurance recoverables,
      net of allowable in 1998              1,468       736       720

    Gross unpaid losses and LAE
      included in the Balance Sheet        $4,773    $4,225    $4,124

   Reinsurance Recoverable Balance sheet amounts for reinsurance recoverable and prepaid reinsurance premiums at December 31, 1998, include amounts recoverable related to (i) the transfer of the Commercial lines business to Ohio Casualty under a reinsurance contract ($644 million), (ii) additional A&E reserves recorded ($121 million) and (iii) the ceding of 30% of California workers' compensation business ($38 million).

   Net Investment Income The following table shows (in millions) investment income earned and investment expenses incurred by AFC's insurance companies.

                                             1998      1997      1996
   Insurance group investment income:
     Fixed maturities                      $849.6    $830.6    $817.8
     Equity securities                        9.1       6.4       8.2
     Other                                   12.1      10.6      13.5
                                            870.8     847.6     839.5
   Insurance group investment expenses (*)  (42.6)    (37.3)    (38.5)
                                           $828.2    $810.3    $801.0

     (*)Included primarily in "Other operating and general expenses" in the Statement of Earnings.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Statutory Information  AFC's insurance subsidiaries are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and policyholders' surplus on a statutory basis for the insurance subsidiaries were as follows (in millions):
                                                           Policyholders'
                                          Net Earnings        Surplus
                                      1998  1997  1996      1998    1997

   Property and casualty companies    $261  $159  $276    $1,840  $1,916
   Life insurance companies             41    74    67       365     324

   Reinsurance In the normal course of business, AFC's insurance subsidiaries assume and cede reinsurance with other insurance companies. The following table shows (in millions) (i) amounts deducted from property and casualty premiums in connection with reinsurance ceded, (ii) amounts included in income for reinsurance assumed and (iii) reinsurance recoveries deducted from losses and loss adjustment expenses.

                                             1998      1997      1996

       Reinsurance ceded                     $788      $614      $518
       Reinsurance assumed - including
         involuntary pools and associations    37        89        58
       Reinsurance recoveries                 651       296       306

P. Additional Information Total rental expense for various leases of office space, data processing equipment and railroad rolling stock was $41 million, $36 million and $34 million for 1998, 1997 and 1996, respectively. Sublease rental income related to these leases totaled $5.4 million in 1998, $5.4 million in 1997 and $6.1 million in 1996.

   Future minimum rentals, related principally to office space and railroad rolling stock, required under operating leases having initial or remaining noncancelable lease terms in excess of one year at December 31, 1998, were as follows: 1999 - $40 million; 2000 - $35 million; 2001 - $31 million; 2002 - $25 million;
   2003 - $19 million; and $19 million thereafter.  At
   December 31, 1998, minimum sublease rentals to be received through the expiration of the leases aggregated $9 million.

   Other operating and general expenses included charges for possible losses on agents' balances, reinsurance recoverables, other receivables and other assets in the following amounts: 1998 - $14.0 million; 1997 - $7.6 million; and 1996 - $0. The aggregate allowance for such losses amounted to approximately $149 million and $131 million at December 31, 1998 and 1997, respectively.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Fair Value of Financial Instruments The following table presents (in millions) the carrying value and estimated fair value of AFC's financial instruments at December 31.

                                        1998                 1997
                                Carrying     Fair    Carrying     Fair
                                   Value    Value       Value    Value
     Assets:
     Fixed maturities            $10,323  $10,323     $10,860  $10,951
     Other stocks                    430      430         446      446
     Investment in investee
       corporation                   192      229         201      391

     Liabilities:
     Annuity benefits
       accumulated              $ 5,450   $ 5,307     $ 5,528  $ 5,319
     Long-term debt:
       Holding companies            315       326         287      301
       Subsidiaries                 177       176         194      195
     Trust preferred securities     225       231         225      230

     AFC Preferred Stock             72        80          72       74


   When available, fair values are based on prices quoted in the most active market for each security. If quoted prices are not available, fair value is estimated based on present values, discounted cash flows, fair value of comparable securities, or similar methods. The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash flows, discounted at current interest rates.
   Fair value of annuities in the accumulation phase is assumed to be the policyholders' cash surrender amount.

   Financial Instruments with Off-Balance-Sheet Risk On occasion, AFC and its subsidiaries have entered into financial instrument transactions which may present off-balance-sheet risks of both a credit and market risk nature. These transactions include commitments to fund loans, loan guarantees and commitments to purchase and sell securities or loans. At December 31, 1998, AFC and its subsidiaries had commitments to fund credit facilities and contribute limited partnership capital totaling up to $80 million.

   Restrictions on Transfer of Funds and Assets of Subsidiaries Payments of dividends, loans and advances by AFC's subsidiaries are subject to various state laws, federal regulations and debt covenants which limit the amount of dividends, loans and advances that can be paid. Under applicable restrictions, the maximum amount of dividends available to AFC in 1999 from its insurance subsidiaries without seeking regulatory clearance is approximately $281 million. Total "restrictions" on intercompany transfers from AFC's subsidiaries cannot be quantified due to the discretionary nature of the restrictions.

   Benefit Plans  AFC expensed approximately $22 million in 1998,
   $21 million in 1997 and $17 million in 1996 for contributions to its retirement and employee savings plans.

   Transactions With Affiliates In December 1997, AFC recognized a gain of $32.5 million on the sale of development rights to AFG at their appraised value.

   AAG has a line of credit with a company owned in part by AFC
   Holding and a brother of AFC's Chairman. Under the agreement, this company may borrow up to $8 million at 13% with interest deferred and added to principal. At December 31, 1998, $6.1 million was due under the credit line.

            AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   In a 1997 transaction, AAG purchased for $4.9 million a minority ownership position in a company engaged in the production of ethanol and AFC's Chairman purchased the remaining ownership. During 1998, this company borrowed $4.0 million from AAG under a subordinated note bearing interest at 14% and paid a $6.3 million capital distribution, including $3.1 million to AAG. AAG's equity investment in this company at December 31, 1998 was $1.8 million. In addition, AAG and Great American have each extended a $5 million line of credit to this company; no amounts have been borrowed under the credit lines.

Q. Subsequent Event (Unaudited) In January 1999, AFC agreed to acquire Worldwide Insurance Company (formerly Providian Auto and Home Insurance Company) from AEGON Insurance Group for approximately $160 million. Worldwide is a provider of direct response private passenger automobile insurance and generated net written premiums in 1998 of approximately $121 million. Completion of the transaction is expected to occur in the first half of 1999.

                 AMERICAN FINANCIAL GROUP, INC.
                    Proxy for Annual Meeting


Registration Name and Address



The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock or Series J. Preferred (collectively, "Voting Stock") of the Company that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Financial Group, Inc. to be held on May 19, 1999 at 10:30 a.m., in the election of directors and on such other matters as may properly come before the meeting or adjournment thereof.

The Board of Directors recommends a vote FOR the following Propo sals:

1. Proposal to Elect Directors

   / /  FOR AUTHORITY to elect the     / /  WITHHOLD AUTHORITY to
      nominees listed below (except       vote for every nominee
      those whose names have been         listed below
      crossed out)

   Carl H. Lindner      Carl H. Lindner III     S. Craig Lindner
   Keith E. Lindner     Theodore H. Emmerich    James E. Evans
   Thomas M. Hunt       William R. Martin

2. Proposal to approve amendments to the AFG Stock Option Plan

   / / FOR              / / AGAINST           / / ABSTAIN


DATE: ___________________, 1999    SIGNATURE:
                                   _____________________________

                                   SIGNATURE:
                                   _____________________________

                                    (if  held jointly) Important:
                                    Please  sign exactly as  name
                                    appears   hereon  indicating,
                                    where     proper,    official
                                    position   or  representative
                                    capacity.  In case  of  joint
                                    holders, all should sign.

The named proxy holders will vote the shares represented by this proxy in the manner indicated. Unless a contrary direction is indicated, the proxy holders will vote such shares "FOR" the proposal. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.